     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1998
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                               ------------------
                                 ONCORMED, INC.
             (Exact name of Registrant as specified in its charter)

                               ------------------

                            DELAWARE                                     52-1842781
                 (State or other jurisdiction of                      (I.R.S. Employer
                 incorporation or organization)                    Identification Number)


                205 PERRY PARKWAY, GAITHERSBURG, MARYLAND 20877
                                 (301) 208-1888
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                               ------------------

                         TIMOTHY J. TRICHE, M.D., PH.D.
                            CHIEF EXECUTIVE OFFICER
                                 ONCORMED, INC.
                               205 PERRY PARKWAY
                          GAITHERSBURG, MARYLAND 20877
                                 (301) 208-1888
           (Name, Address, Including Zip Code, and Telephone Number,
             Including Area Code, of Agent for Service of Process)

                               ------------------

                        Copies Of All Communications To:
                            ALEXANDER D. LYNCH, ESQ.
                            ALAN P. BLAUSTEIN, ESQ.
                        BROBECK, PHLEGER & HARRISON LLP
                           1633 BROADWAY, 47TH FLOOR
                           NEW YORK, NEW YORK  10019
                                 (212) 581-1600


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable on or after this Registration Statement is declared effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                           AGGREGATE PRICE PER  AGGREGATE OFFERING AMOUNT OF
TITLE OF SHARES TO BE REGISTERED  AMOUNT TO BE REGISTERED  UNIT (1)             PRICE(1)           REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value(2)       1,596,189 shares              $6.625              $10,574,753        $3,120

================================================================================
(1) Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee based upon the average of the high and low prices of the Common Stock, as reported on the American Stock Exchange as of a date which is within five business days of the date of this Registration Statement.

(2) Includes (i) up to 1,259,820 shares of Common Stock to be issued upon conversion of the Company's 6% Series A Convertible Preferred Stock, (ii) up to 75,585 shares of Common Stock issuable as dividends for a period of two years from February 27, 1998 on the Company's 6% Series A Convertible Preferred Stock, (iii) up to 260,784 shares of Common Stock to be issued upon exercise of certain warrants to purchase the Company's Common Stock, and (iv) an indeterminate number of additional shares of Common Stock as may from time to time become issuable upon conversion of the 6% Series A Convertible Preferred Stock, upon exercise of certain Warrants, or upon payment of dividends on the 6% Series A Convertible Preferred Stock beyond February 27, 2000, which shares are registered hereunder pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                               1,596,189 SHARES
                                 ONCORMED, INC.
                                  COMMON STOCK

                               ------------------

     This Prospectus relates to the offer and resale by the persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of up to 1,596,189 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Oncormed, Inc., a Delaware corporation (the "Company" or "Oncormed"), to be issued from time to time to the Selling
Stockholders: (i) upon conversion of the Company's 6% Series A Convertible Preferred Stock (the "Series A Preferred Stock"), (ii) as dividends on the Series A Preferred Stock for a period of two years from February 27, 1998, and
(iii) upon exercise of certain warrants to purchase the Company's Common Stock (collectively, the "Warrants"). The Shares represent the sum of (i) 200% times the maximum number of shares of Common Stock into which the Series A Preferred Stock is convertible, (ii) the number of shares of Common Stock issuable upon exercise of certain of the Warrants, and (iii) the number of shares of Common Stock issuable upon payment of dividends on the Series A Preferred Stock, assuming each share of Series A Preferred Stock is outstanding for two years. This Prospectus also covers, in accordance with Rule 416 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), the resale by the Selling Stockholders of such presently indeterminate number of additional shares of Common Stock as may from time to time become issuable (i) upon conversion of the Series A Preferred Stock, based upon adjustments or fluctuations in the conversion price of the Series A Preferred Stock, (ii) upon exercise of certain Warrants, based on adjustments in the exercise price of such Warrants, and (iii) upon payment as dividends on the Series A Preferred Stock beyond February 27, 2000. The Series A Preferred Stock, the shares of Common Stock issuable upon the conversion thereof, the Warrants, and the shares of Common Stock issuable upon the exercise thereof, have been and will be issued in transactions exempt from the registration requirements of the Securities Act.

     The Shares may be offered by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, including without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, and (f) a combination of any such methods of sale. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers of dealers to participate. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees. To the extent required, the specific Shares to be sold, the names of the Selling Stockholders, the public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to any particular offer will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

     None of the proceeds from the sale of the Shares will be received by the Company. The Company has agreed to bear certain expenses in connection with the registration of the Shares pursuant to certain preexisting agreements with the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act under certain circumstances.

   AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                               ------------------

     The Common Stock is traded on the American Stock Exchange under the symbol "ONM." The last reported sales price of the Common Stock on the American Stock Exchange on March 24, 1998 was $6.75 per share.

                               ------------------

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of indemnification arrangements.

                               ------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                               ------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH 25, 1998

                             AVAILABLE  INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and the schedules thereto. For further information with respect to the Company and such Shares, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and, with respect to any contract or other document filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to such exhibit. Copies of the Registration Statement and the exhibits and schedules thereto are on file at the offices of the Commission and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the Commission described below.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual and quarterly reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected, and copies of such material may be obtained upon payment of the prescribed fees, at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, as well as at the Commission's Regional Offices at Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or may be obtained from the Commission's Internet site on the world wide web at http://www.sec.gov. Copies of such material can be obtained in person from the Public Reference Section of the Commission at its principal office located at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees.

     The Common Stock of the Company is traded on the American Stock Exchange, and in accordance therewith, annual and quarterly reports, proxy statements and other information concerning the Company may be inspected at the American Stock Exchange's offices located in New York.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed with the Commission are hereby incorporated by reference in this Prospectus: (1) the Annual Report of the Company on Form 10-K for the fiscal year ended December 31, 1996; (2) the Quarterly Reports of the Company on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997; (3) the Proxy Statement of the Company in connection with the Annual Meeting of the Stockholders held on June 24, 1997; (4) the Form 8-K filed on March 6, 1997; (5) the Form 8-K filed on November 21, 1997, and
(6) the Form 8-K filed on March 5, 1998.

     All reports and other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed report or other document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom reports or this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such reports or documents, unless such exhibits are specifically incorporated by reference into such document). Requests for such documents should be submitted in writing to Mr. L. Robert Johnston, Jr., Senior Vice President and Chief Financial Officer, Oncormed, Inc., 205 Perry Parkway, Gaithersburg, Maryland 20877.

                                  THE COMPANY

     The Company was incorporated in Delaware in July, 1993. The Company's principal offices are located at 205 Perry Parkway, Gaithersburg, Maryland 20877, and its telephone number is (301) 208-1888.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk and should not be made by any investor who cannot afford the loss of his entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to all of the other information presented in this Prospectus, before purchasing any of the shares of Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

DEVELOPMENT STAGE COMPANY; HISTORY OF OPERATING LOSSES; UNCERTAINTY OF FUTURE PROFITABILITY

     The Company commenced operations in July 1993, has a limited operating history and is a development stage company. Since its inception, the Company has been engaged in research and development activities, organizational efforts and sales and marketing activities, including the development of its services, the hiring of its scientific and marketing staff and its initial sales and marketing efforts. The Company has incurred operating losses since its inception. As of September 30, 1997, the Company's accumulated deficit was approximately $27.1 million. The Company's losses have resulted principally from selling, general and administrative expenses, laboratory operations and research and development expenses. The Company has yet to generate any significant revenues and the Company cannot anticipate when, or if, it will be able to generate significant revenues in the future. The Company expects its operating losses to continue as its sales and marketing efforts, research and development programs and laboratory operations continue and increase. The Company's ability to achieve profitability depends on its ability to successfully market and sell its services. There can be no assurance when, or if, the Company will become profitable.

ADDITIONAL FINANCING REQUIREMENTS; ACCESS TO CAPITAL

     The Company has incurred negative cash flows from operations since its inception. The Company will need additional capital in the second quarter of 1998 to continue to fund its operations. There can be no assurance, however, that additional financing will be available, or if available, will be available on acceptable terms. If additional funds are raised by issuing equity securities, further dilution to existing stockholders will result and future investors may be granted rights superior to those of existing stockholders. If the Company is unable to raise additional funds in the second quarter of 1998, the Company will be unable to continue to fund its operations. Moreover, the Company will be unable to implement its business strategy and will be required to delay, scale back or eliminate certain of its research and product development programs or to license to third parties rights to commercialize products or technologies that the Company would otherwise seek to develop itself. The unavailability of adequate funds in the near future would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PROPRIETARY RIGHTS

     The Company relies on a combination of patent, trade secret and copyright laws and confidentiality agreements to protect its proprietary technology, rights and know-how. The Company's success will depend in part on its ability or the ability of its licensors or sublicensors to obtain patents, defend patents, maintain trade secrets, defend copyrights and operate without infringing upon the proprietary rights of others, both in the United States and in foreign countries. The patent position of companies relying upon biotechnology is highly uncertain in general and involves complex legal and factual issues, and no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. Except for a patent issued to the Company in early July 1997 for a pattern recognition methodology and in early August 1997 related to the BRCA1 gene, to date, none of the Company, its licensors or its sublicensors has been granted any patents related to the technology or genetic discoveries underlying the Company's services. Although the Company and certain of the Company's licensors and sublicensors have patent applications pending relating to such technologies and discoveries, there can be no assurance that patents will be issued as a result of such patent applications or that, if issued, such patents will be sufficiently broad to afford protection against competitors with similar technologies or discoveries. There can also be no assurance that any patents issued to the Company, or for which the Company has license or sublicense rights, will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to the Company. The commercial success of the Company also will depend upon avoiding the infringement of patents issued to third parties, obtaining licenses to third parties' technologies and genetic discoveries and maintaining licenses upon which certain of the Company's services are, or might be, based. In particular, third parties, including competitors such as Myriad Genetics, Inc. ("Myriad") and other potential competitors, have been issued patents relating to certain genes and genetic mutations including BRCA1 and related mutations, underlying certain of the Company's services, and have filed and may in the future file additional patent applications relating to genes and genetic mutations including BRCA2, p16 and related mutations. On November 19, 1996, the Company filed suit in the U.S. District Court for the District of Columbia, against the National Institutes of Health challenging the improper grant of an exclusive license to the University of Utah in BRCA1. On November 17, 1997, the Company filed suit in U.S. District Court for the District of Columbia against Myriad. The suit claims infringement of the Company's BRCA1 gene patent issued to the Company in August 1997 (No. 5,654,155). On December 2, 1997, Myriad filed suit in U.S. District Court for the District of Utah, Central Division, against the Company for infringement of a patent issued to Myriad in December 1997 (No. 5,693,473). On January 20, 1998, the Company and Steven A. Narod filed suit in the U.S. District Court for the District of Columbia, against Myriad. The suit is an action to correct inventorship regarding Dr. Narod on U.S. Patents No. 5,693,473 and 5,709,999 issued to Myriad, and requests that the Court order the Commissioner of Patents and Trademarks to include Dr. Narod as an inventor on the patents. On January 20, 1998, the Company filed suit against Myriad claiming that the patent entitled "Linked Breast and Ovarian Gene" issued to Myriad (No. 5,709,999) infringes upon the Company's BRCA1 gene patent (No. 5,654,155). On January 20, 1998, Myriad filed suit against the Company claiming that the Company's BRCA1 gene patent (No. 5,654,155) infringes upon Myriad's "Linked Breast and Ovarian Gene" patent (No. 5,709,999). There can be no assurance that the Company will prevail in such litigation or be successful in defending its BRCA1-related proprietary rights. In addition, such litigation could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in the diversion of management time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition. Further, if unsuccessful, such litigation may hinder or prevent the Company from providing certain related genetic services and could require the Company to enter into licenses with Myriad or cease such activities. There can be no assurance that any required licenses would be
available on acceptable terms, or at all.   The failure of the Company to
successfully defend its intellectual property rights, or the failure by the Company to obtain any licenses related to such rights, if required, would have a material adverse effect on the Company's business, financial condition and results of operations.

     Under an agreement with Oncor, Inc. ("Oncor"), Oncor has the primary right and obligation to obtain, maintain and enforce proprietary rights in relation to its own technologies and any improvements to such technologies assigned to Oncor by the Company. The amount and timing of resources devoted to such activities are beyond the Company's control. There can be no assurance that Oncor will perform such obligations on a timely basis or at all, or that it will expend sufficient resources on such activities. The Company has the primary right and obligation to obtain, maintain and enforce proprietary rights in relation to all its own technologies.

     The Company relies on certain technologies, trade secrets and know-how that are not patentable or proprietary and are available to the Company's competitors. Although the Company has taken steps to protect its unpatented technologies, trade secrets and know-how, in part through the use of confidentiality agreements with its employees, consultants and certain of its contractors, there can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed or discovered by competitors.

RELATIONSHIP WITH ONCOR

     In February 1997, the Company and Oncor agreed to certain changes to an agreement with Oncor regarding sublicenses for certain proprietary technology (the "Oncor Agreement"). Pursuant to the Oncor Agreement, Oncor is providing the Company with an exclusive worldwide license to certain of Oncor's existing human genome technologies that are useful for the development and commercialization of certain of the Company's services, including: (i) testing, detection and/or analysis of genes; (ii) genetic assessment of risk of an individual to develop cancer; and (iii) testing and analysis for the purposes of cancer management. In addition, Oncor is providing the Company with a non-exclusive worldwide license to certain of Oncor's existing human genome technologies, and any future improvements thereto, to be used by the Company in the provision of services direct to third parties other than services that are provided pursuant to the exclusive license. The Company does not have the right to sublicense any Oncor technologies licensed to it by Oncor without Oncor's prior written consent. Technologies sublicensed to the Company by Oncor include technologies covered by the collaborative licensing and research agreements between Oncor and each of The Johns Hopkins University and the Massachusetts General Hospital. The term of the Oncor Agreement shall expire in June 2004 unless earlier terminated in accordance with its terms. Further, in the event of a change of control of Oncor, the acquiring party shall have the option to either maintain the Oncor Agreement or to terminate the Oncor Agreement. In the event that the acquiror terminates the Oncor Agreement, both the exclusive license and the non-exclusive license shall remain in full force and effect under rates to be determined.

     Certain of the Company's services are reliant on the technologies licensed directly from Oncor and from third parties through Oncor which form the basis for some of the Company's services. The Company's rights under the Oncor Agreement are subject to certain rights retained by Oncor, which include Oncor's right to use the licensed technologies for internal, non-commercial research and development purposes and for development and commercialization of Oncor's products. Oncor intends to develop its technologies into diagnostic products for sale to third parties. These third parties may then use these products to provide services that compete directly with the Company's services, which could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Oncor Agreement will be renewed at the end of its initial term or that it will not be terminated earlier pursuant to its terms. There also can be no assurance that conflicts of interest between Oncor and the Company will not arise with respect to the Oncor Agreement, any services that might be provided by Oncor to the Company in the future or other aspects of the Company's relationship with Oncor.

     The Company's rights to technologies licensed to the Company from third parties through Oncor are subject to various provisions in the license agreements between such third parties and Oncor. No assurance can be given that Oncor will perform its obligations under such agreements, that such agreements will not be terminated or that such agreements can be renewed upon termination or expiration. If Oncor breaches such agreements or otherwise fails to comply with such agreements, or if such agreements are terminated or otherwise expire, the development or commercialization of certain of the Company's services may be delayed or terminated, or the Company would have to expend substantial additional resources on development and commercialization, which would have a material adverse effect on the Company's business, financial condition and results of operations. Oncor currently owns approximately 25.4% of the Company's outstanding Common Stock. Accordingly, Oncor may be able to effectively control or influence certain actions such as the election of directors and the authorization of certain transactions that require stockholder approval and may be able to otherwise effectively control the Company's policies without concurrence of the Company's other stockholders. In addition, Stephen Turner, Chief Executive Officer and Chairman of the Board of Directors of Oncor, is a director of the Company, and Timothy J. Triche, M.D., Ph.D., a director of Oncor, is the Chief Executive Officer and Chairman of the Board of Directors of the Company.

RELIANCE ON PHARMACEUTICAL INDUSTRY

     The Company expects that a significant portion of its revenues in the foreseeable future will be derived from services provided to the genomics, pharmaceutical and biotechnology industries. Accordingly, the Company's success in the foreseeable future will be directly dependent upon the success of the companies within those industries and their continued demand for the Company's services. The Company's operations may in the future be subject to substantial period-to-period fluctuations as a consequence of reductions and delays in research and development expenditures by companies in such industries resulting from factors such as changes in economic conditions, pricing pressures, market-driven pressures on companies to consolidate and reduce costs, and other factors affecting research and development spending.

LENGTHY SALES CYCLE

     The ability of the Company to obtain collaborators and subscribers for its services depends in significant part upon the perception that such services can help accelerate the translation of cancer-related genetic discoveries into clinically-useful products. The sales cycle for the Company's services is typically lengthy due to the education effort that is required as well as the need to effectively sell the benefits of the Company's services to a variety of constituencies within potential collaborators and subscribers, including research and development personnel and key management. In addition, each subscription and collaboration will involve the negotiation of agreements containing terms that may be unique to each subscriber or collaborator. The Company may expend substantial funds and management effort with no assurance that a collaboration or subscription will result.

LIMITED PATIENT POPULATIONS FOR CERTAIN SERVICES

     Certain of the Company's services currently address subtypes of broader types of cancers. Patients with such subtypes typically represent only a small percentage of those patients who are under treatment or have a history of the broader types of cancer. Accordingly, the market for such services may be limited and such services may not generate significant revenues.

UNPROVEN COMMERCIAL STRATEGY

     The Company's success will depend upon its ability to assemble a portfolio of identified disease-related genes and regulatory regions which have potential therapeutic value and to select appropriate commercialization strategies for drug discovery and development. While the Company anticipates that it will select appropriate commercialization strategies, depending on the service, with several different strategic partners, failure to allocate its resources to those services with the most commercial potential and to the appropriate strategic partner could have a material adverse effect on the Company's business, financial condition and results of operations. Even if the Company is successful in identifying disease-related genes, relatively few products based on genes have been developed and commercialized to date, and there can be no assurance that the Company or other entities working in collaboration with the Company will be able to discover drugs and develop commercial products based upon its gene discoveries. In addition, the development and commercialization of drugs based on genes discovered by the Company will be subject to the risks inherent in any new drug. These risks include the possibilities that any or all of the products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory clearances; that the products, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that proprietary rights of third parties will preclude the Company or its strategic partners from marketing products; or that third parties will market superior or equivalent products. As a result, the Company's commercial strategy is unproven.

     The Company's clinical genomics services represent a new approach to cancer management for which there is little precedent and for which the market is evolving. The Company's business is to help accelerate the translation of cancer related genetic discoveries into clinically useful cancer therapeutics and diagnostics. The Company's ability to successfully develop its business is unproven and is dependent on its ability to establish its services as the standard of care in the translation of cancer related genetic discoveries into clinically useful cancer therapeutics and diagnostics; expand the distribution of its services both domestically and internationally; develop strategic alliances and collaborations with pharmaceutical, genomics and biotechnology partners; identify, license and develop emerging genetic discoveries and mutation detection technologies; and continue to expand its portfolio of services. The Company's ability to succeed is also dependent upon the acceptance by potential customers and patients of the Company's services as effective tools for cancer management. There can be no assurance that the market for the

Company's services will continue to evolve or that the Company's business strategy will be successful. The discoveries and technologies which form the basis for the Company's services have not been widely adopted by the medical community. Accordingly, the Company is pursuing clinical correlation studies at academic medical centers and research institutions that are designed to determine the clinical utility, reliability and accuracy of the Company's services. There can be no assurance that these studies will confirm the clinical utility, reliability and accuracy of the Company's services. The failure of these studies to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAIN AVAILABILITY OF HEALTH CARE REIMBURSEMENT AND MARKET
ACCEPTANCE OF SERVICES

     The successful commercialization of the Company's genetic testing and information services depends in part on the ability of its customers to obtain adequate reimbursement for such services and related treatments from governmental agencies, private health care insurers and other third party payors. Government and private third party payors are increasingly attempting to contain health care costs by limiting both the extent of coverage and the reimbursement rate for new diagnostic and therapeutic products and services. Medicare has determined that the Company's genetic testing and information services are screening services and therefore are excluded from coverage under Medicare. Although various third party payors have begun to reimburse some of the Company's services, there can be no assurance that third party reimbursement for the Company's services will be consistently available to its customers or that any such reimbursement will be adequate. Disapproval of, or limitations in, coverage by third party payors could materially and adversely affect market acceptance of the Company's services which would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON STRATEGIC COLLABORATIONS AND LICENSES WITH OTHERS

     The Company's strategy for the research, development and commercialization of certain of its services is to rely in part on various collaborative and license arrangements with academic medical centers, research institutions and commercial entities. Accordingly, the Company is dependent in part upon such third parties performing their obligations. The Company has entered into certain collaborative and license arrangements, including arrangements with Hereditary Cancer Institute ("HCI"), Affymetrix, Inc. ("Affymetrix"), ZENECA Diagnostics, Incyte Pharmaceuticals, Inc. ("Incyte") and Cancer Research Campaign Limited and Duke University ("CRCT/Duke"), and is continually seeking to enter into additional arrangements with other collaborators and licensors. There can be no assurance that the Company will be able to enter into acceptable collaborative and license arrangements in the future or that the parties with which the Company has established or will establish arrangements will perform their obligations under such arrangements. There also can be no assurance that its current arrangements or any future arrangements will lead to the development of additional services with commercial potential, that the Company will be able to obtain or license proprietary rights with respect to any technology developed in connection with these arrangements and that the Company will be able to ensure the confidentiality of any proprietary rights and information developed in such arrangements or prevent the public disclosure thereof. In general, the Company's collaborative and license arrangements provide that they may be terminated under certain circumstances. There can be no assurance that such arrangements will not be terminated or that the Company will be able to extend any of its collaborative and license arrangements upon their expiration. The Company currently has certain licenses from third parties, either directly or indirectly through the Oncor Agreement, and in the future may require additional licenses from these or other parties to develop and market commercially viable services. There can be no assurance that such licenses will be obtainable on commercially reasonable terms, if at all, or renewable, that the patents underlying such licenses, if any, will be valid and enforceable or that the nature of the technology underlying such licenses will remain proprietary.

     The Company's rights to technologies licensed to the Company from third parties through the Oncor Agreement are subject to the license agreements between such third parties and Oncor. No assurance can be given that the third parties to these agreements will perform their obligations under such agreements on a timely basis or at all. If such third parties breach or terminate their agreements with Oncor or otherwise fail to, or are unable to, comply with the provisions of their agreements with Oncor for whatever reason, the Company would have no direct recourse and would be dependent on Oncor to enforce such agreements. The agreements between Oncor and the third parties expire at various times. There can be no assurance that these agreements will be renewed at the end of their initial terms or that such agreements will not be terminated or canceled prior to their expiration. The Company has no rights under these third party agreements and is reliant upon Oncor to negotiate renewals of such agreements and resolve disputes under such agreements. If the third parties to the agreements that the Company licenses from Oncor through the Oncor Agreement breach such agreements or otherwise fail to comply with such agreements, or such agreements are terminated or otherwise expire, the development or commercialization of certain of the Company's services may be delayed or terminated, or the Company would have to expend substantial additional resources on development and commercialization, which could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

     The Company is engaged in the genomics, biotechnology and pharmaceutical industries which are characterized by extensive research and development efforts, rapid technological progress and intense competition. There are many public and private companies, including well-known pharmaceutical companies, biotechnology companies and academic institutions, engaged in developing medical services and the technology underlying such services. Although there are relatively few direct competitors of the Company, it is anticipated that the number of direct competitors will increase significantly in the future. Many of the Company's current and potential competitors have substantially greater financial and technological resources, sales and marketing capabilities and experience, and research and development experience than the Company. Accordingly, the Company's competitors may succeed in developing services and the underlying technology more rapidly than the Company and in developing services that are more accurate and useful and less costly than any of the Company's services. The Company's competitors also may be more successful than the Company in marketing and selling such services. In addition, other technologies are, or in the future may become, the basis for competitive products and services. Oncor may develop technologies under the Oncor Agreement into products that Oncor will sell to third parties. These third parties may then use these products to provide services that compete directly with the Company's services, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company relies on certain technologies that are not patentable or proprietary and consequently may be available to the Company's competitors. Competition may increase further as a result of the potential advances in the technology underlying the services developed by the Company. The Company also is aware that other companies have developed or may be developing genomics discovery, development and information technologies, services and products that are and may be competitive with the Company's services. There can be no assurance that the Company's competitors will not succeed in developing technologies, services and products that are more accurate and useful than any being developed by the Company or that would render the Company's technology and services obsolete or noncompetitive.

     The Company requires that all employees and consultants (including certain scientific advisors) enter into confidentiality agreements that prohibit the disclosure of confidential information to anyone outside the Company and require disclosure and assignment to the Company of their ideas, developments, discoveries or inventions developed during the course of their service to the Company. However, no assurance can be given that competitors of the Company will not gain access to trade secrets and other proprietary information developed by the Company and disclosed to employees, consultants and/or scientific advisors.

GOVERNMENT REGULATION

     CLIA provides for regulation of clinical laboratories by the United States Department of Health and Human Services ("HHS"). These regulations mandate that virtually all clinical laboratories be certified to perform testing on human specimens and provide specific conditions for certification. These regulations also contain requirements for the qualifications, responsibilities, training, working conditions and oversight of clinical laboratory employees. In addition, specific standards are imposed for each type of test that is performed in a laboratory.

The Company's laboratory is certified under these regulations and the Company believes that it is in substantial compliance with them. CLIA and the regulations promulgated thereunder are enforced through continuous quality inspections of test methods, equipment, instrumentation, materials and supplies on a bi-annual and "spot" basis. While the United States Food and Drug Administration (the "FDA") minimally the genetic tests underlying the Company's services if they are performed in the Company's CLIA certified clinical laboratory, there can be no assurance that the FDA will not seek to further regulate such tests in the future. If, in the future, the FDA should determine that the tests underlying the Company's services should receive FDA approval prior to their provision in the Company's laboratory, or impose other requirements, there can be no assurance that such requirements would be met on a timely basis or at all. Any change in CLIA or related regulations, or in the interpretation thereof or in the Company's certification under CLIA, or in the FDA's position on regulating the tests underlying the Company's services, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's laboratory is licensed and regulated by the State of Maryland, in which it is located. The Company's laboratory is also regulated by certain other states from which the Company may accept specimens. The Company has received approval for a license from the State of New York and intends to seek approval from other states as required. No assurance can be given that the Company will be able to obtain such approvals on a timely basis or at all. The loss of, or the failure to obtain, any required state license or other required approval could have a material adverse effect on the Company's business, financial condition and results of operations.

     The use of human tissue in medical research and the operation of human tissue repositories to collect, store and distribute human tissue materials for research purposes are regulated under federal regulation (Regulation 45CFR46). This regulation mandates that IRBs are the mechanism by which research protocols are reviewed and approved to assure the protection of human rights. The Health and Human Services Office for the Protection from Research Risks oversees this process and issues guidelines for IRBs to use when evaluating research protocols to assure informed consent and that privacy is protected and confidentiality is maintained. Some States have requirements that are similar to the foregoing guidelines. The Company believes that it is in compliance with federal and state regulations in the establishment and operation of a human tissue repository for use in genomics research. The Company operates its repository under an IRB-approved protocol and requires that all institutions and pathologists supplying tissue have an IRB-approved protocol to assure patient informed consent, privacy and confidentiality. The Company does not have access to patient identifiers. The use of human tissue, especially for genetic research, is continuously examined by a number of agencies. There are no assurances that federal or state regulations will not be passed in the future that would materially affect the Company's ability to operate a human tissue repository.

     The Company is subject to extensive federal, state and local regulation, including regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other laws, rules and regulations governing health care, clinical laboratory activities, waste disposal, handling of toxic, dangerous or radioactive materials and other matters. Although the Company's services are currently considered screening services under Medicare and are therefore excluded from coverage under Medicare, the Company's services may still be subject to laws, rules and regulations governing reimbursement and fraud and abuse and prohibiting the filing of false claims. These laws, rules and regulations include "anti-kickback" and "Stark" laws, which contain extremely broad proscriptions, the violation of which may result in exclusion from Medicare and Medicaid and criminal and civil penalties. In addition, the Company is subject to state laws, rules and regulations limiting certain financial relationships between health care service providers and physicians and other referral sources as well as state Medicaid requirements. Although the Company believes that it is in substantial compliance with all applicable laws, rules and regulations, there can be no assurance that the Company will remain in compliance with applicable laws, rules and regulations or that changes in, or new interpretations of, existing laws, rules and regulations would not have a material adverse effect on the Company's business, financial condition and results of operations.

CONFIDENTIALITY; RISK OF DISCRIMINATION AGAINST CUSTOMERS; POTENTIAL ADVERSE IMPACT ON INSURABILITY

     The availability of genetic predisposition testing and human tissue usage for research purposes has raised certain ethical, legal and social issues regarding the appropriate utilization and confidentiality of information provided by such testing. The medical information obtained or determined about an individual from the Company's services is of an extremely sensitive nature. In providing its services, the Company is subject to certain statutory, regulatory and common law requirements regarding the confidentiality of such medical information. The Company maintains an internal regulatory compliance review program to monitor compliance with applicable confidentiality requirements, and believes that it is in substantial compliance with such requirements. Failure to comply with such confidentiality requirements could result in material liability to the Company. It is possible that discrimination by insurance companies could occur through the raising of premiums by insurers to prohibitive levels, the cancellation of insurance or the unwillingness to provide coverage to patients shown to have a genetic predisposition to a particular disease. The Company could experience a delay in market acceptance or a reduction in the size of its potential serviceable market if insurance discrimination were to become a significant factor, which would have a material adverse effect on the Company's business, financial condition and results of operations. Similarly, governmental authorities could, for social or other purposes, limit the use of or prohibit genetic predisposition testing and human tissue usage for research purposes. If efforts by the Company and others to mitigate potential discrimination are not successful or if the use of genetic testing is limited, the Company could experience a delay or reduction in market acceptance of its services, which would have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED SALES AND MARKETING EXPERIENCE

     The Company has limited experience in selling and marketing its services and will have to further develop its sales force and/or rely on collaborators, licensees or others to provide for the sales and marketing of its services. There can be no assurance that the Company will be able to establish adequate sales and marketing capacity or make arrangements with collaborators, licensees or others to perform such activities on acceptable terms or at all.

RISK OF LIABILITY; ADEQUACY OF INSURANCE COVERAGE

     The marketing and sale of genetic testing and information services could expose the Company to the risk of certain types of litigation, including medical malpractice or negligence claims or contract disputes. The Company currently maintains medical malpractice insurance coverage. There can be no assurance, however, that such coverage will be adequate to protect the Company against future claims or that insurance will be available to the Company in the future on acceptable terms, if at all. A medical malpractice or other claim for which the Company was not adequately insured could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY MANAGEMENT AND QUALIFIED PERSONNEL

     The Company is highly dependent upon the efforts of its senior management, scientific advisory board and consultants. The loss of the services of one or more members of senior management could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the loss of the services of certain members of the Company's scientific advisory board and certain consultants could materially and adversely affect the Company to the extent that the Company is pursuing research and development
in areas of such scientific advisors' or consultants' expertise.   Although the
Company is the beneficiary of $1 million key-man life insurance policies on each of its Chief Executive Officer, Timothy J. Triche, M.D., Ph.D., and its President and Chief Operating Officer, Douglas Dolginow, M.D., the Company does not believe such amounts would be adequate to compensate for the loss of either executive. Due to the specialized scientific nature of the Company's business, the Company is also highly dependent upon its ability to attract and retain qualified scientific, technical and key management personnel. There is intense competition for qualified personnel in the areas of the Company's activities and there can be no assurance that the Company will be able to continue to attract and retain the qualified personnel necessary for the development of its existing business and its expansion into areas and activities requiring additional expertise. The loss of, or failure to recruit, scientific, technical, sales and marketing and managerial personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's scientific advisors and consultants may be employed by or have consulting agreements with entities other than the Company, some of which may compete with the Company. To the extent that members of the Company's scientific advisory board or consultants have consulting arrangements with or become employed by any competitor of the Company, the Company could be materially and adversely affected. Any inventions or processes independently discovered by the scientific advisors or the consultants will not, unless otherwise agreed, become the property of the Company and will remain the property of such persons or their full-time employers. In addition, the institutions with which the scientific advisors and consultants are affiliated may make available the research services of their scientific and other skilled personnel, including the Company's scientific advisors and consultants, to competitors of the Company pursuant to sponsored research agreements. Under such sponsored research agreements, such institutions may be obligated to assign or license to a competitor of the Company patents and other proprietary information that may result from research sponsored by an entity other than the Company, including research performed by a scientific advisor or consultant for a competitor of the Company.

CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation grants the Board of Directors the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Pursuant to the terms of that certain Convertible Preferred Stock Purchase Agreement, dated February 27, 1998, between the Company and the investors named therein (the "Stock Purchase Agreement"), the Company has issued an aggregate of 333 shares of 6% Series A Preferred Stock to certain investors. In addition, pursuant to the terms of the Stock Purchase Agreement, the Company may, subject to certain conditions, issue 333 shares of 6% Series B Convertible Preferred Stock (the "Series B Stock"). The rights of the holders of Common Stock will be subject to, and may be materially and adversely affected by, the rights of the holders of the Series A Stock, the Series B Stock or any Preferred Stock that may be issued in the future. The issuance of the Series A Stock, the Series B Stock or any additional shares of Preferred Stock could have the effect of discouraging a third party from acquiring a majority of the outstanding Common Stock of the Company and preventing stockholders from realizing a premium on their shares. In addition, the Company is subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

DIVIDEND POLICY

     The Company is obligated on a quarterly basis to pay dividends of 6% per annum on the Series A Stock, which amount is payable by the Company either in cash or through the issuance of shares of Common Stock. The Company has never declared or paid any cash dividends on its Common Stock and does not intend to pay any cash dividends on the Common Stock in the foreseeable future. The Company currently anticipates that it will retain all its earnings for use in the operation of its business and, therefore, does not anticipate that it will pay any cash dividends on its Common Stock in the foreseeable future.

POSSIBLE VOLATILITY OF STOCK PRICE

     The price of the Company's Common Stock has fluctuated substantially since its initial public offering on September 27, 1994. See "Market Price for Common Stock." The market price of the shares of Common Stock, like that of the common stock of many other biotechnology companies, is likely to continue to be highly volatile. Factors such as the timing and results of clinical trials by the Company or its competitors, governmental regulation, healthcare legislation, developments in patent or other proprietary rights of the Company or its competitors, including litigation, fluctuations in the Company's operating results, and market conditions for biotechnology stocks and life science stocks in general, could have a significant impact on the future price of the Common Stock. In addition, the number of shares of Common Stock issuable upon conversion of the Series A Stock and the subsequent sale of such shares could have a significant impact on the future price of the Common Stock. Further, the failure of the Company to maintain compliance with the listing requirements of the American Stock Exchange could result in the delisting of the Company's Common Stock from the American Stock Exchange.

CONTROL BY EXISTING STOCKHOLDERS

     As of September 30, 1997, officers and directors of the Company and stockholders owning more than five percent of the Common Stock, together with their affiliates, beneficially owned approximately 54.9% of the outstanding Common Stock. As a result, these stockholders, if acting together, would be able to significantly influence all matters requiring approval by the stockholders of the Company, including the election of directors and the approval of mergers and consolidations, sales of all or substantially all of the assets of the Company or other business combination transactions.

SECURITIES ELIGIBLE FOR FUTURE SALE; OUTSTANDING REGISTRATION RIGHTS

     At September 30, 1997, the Company had 7,869,688 shares of Common Stock outstanding, approximately 3,556,123 of which are freely tradable by the holders thereof without limitations under the Securities Act. The 4,313,565 remaining shares of Common Stock are held by officers, directors and other stockholders who may be deemed to be "affiliates" of the Company and therefore are generally subject to the volume and other limitations of Rule 144 promulgated under the Securities Act. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the trading price of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities. Pursuant to the Stock Purchase Agreement, except in certain limited circumstances, the Company shall not, for a period of not less than 90 trading days after the date that a Registration Statement on Form S-3 relating to shares of Common Stock underlying the Series A Preferred Stock is declared effective by the United States Securities and Exchange Commission, (i) issue or sell any of its or any of its affiliates equity or equity equivalent securities pursuant to Regulation S promulgated under the Securities Act, or (ii) register for resale any securities of the Company.

OUTSTANDING OPTIONS, WARRANTS AND OTHER RIGHTS

     As of September 30, 1997, options to purchase a total of 1,549,042 shares of Common Stock were outstanding with a weighted average exercise price of $3.14 per share, of which options to purchase 1,080,043 shares of Common Stock were then exercisable. In addition, as of such date, an additional 511,900 shares of Common Stock were available for future option grants under the Company's stock option plan. As of September 30, 1997, warrants to purchase a total of 920,468 shares of Common Stock were outstanding with a weighted average exercise price of $7.84 per share. As of September 30, 1997, a convertible note was outstanding which is convertible into 35,787 shares of Common Stock. To the extent that the aforementioned options, warrants or the convertible note are exercised, the interests of the Company's stockholders would be diluted. Moreover, as long as such options, warrants and the convertible note are outstanding, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of the outstanding options and warrants and other rights can be expected to exercise them, to the extent they are able to, at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the options, warrants or other rights. The Company has registered for sale under the Securities Act the shares of Common Stock included in the stock option plan and shares of Common Stock included in its employee Stock Purchase Plan.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the accounts of the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

                                    DILUTION

     The pro forma net tangible book value of the Company as of September 30, 1997 was $0.81 per share of Common Stock. Pro forma net tangible book value represents the Company's total tangible assets less total liabilities (including proceeds of approximately $3.33 million received from the issuance of Series A Preferred Stock in February 1998). Pro forma net tangible book value per share after conversion and exercise is calculated by dividing the pro forma net tangible book value by the pro forma number of outstanding shares of Common Stock after giving effect to (i) the conversion of the Series A Preferred Stock into Common Stock, and (ii) the exercise of the warrants issued pursuant to the Stock Purchase Agreement. Dilution per share represents the difference between the pro forma net tangible book value per share before giving effect to the conversion and exercise and the pro forma net tangible book value per share after giving effect to the conversion and exercise. This represents an immediate dilution in pro forma net tangible book value of $0.05 per share as illustrated in the following table:


Pro forma net tangible book value per share before conversion and exercise       $0.81
                                                                               -------
Pro forma net tangible book value per share after conversion and exercise (1)     0.76
                                                                               -------
Dilution in pro forma net tangible book value per share assuming conversion       0.05
                                                                               -------





(1) For purposes of the calculation, the Series A Preferred Stock has been assumed to convert into shares of Common Stock at a conversion price equal to $5.9776 per share (97% of the average of the closing bid prices of the Common Stock on March 6, 1998, March 9, 1998, March 10, 1998,
     March 11, 1998 and March 12, 1998).

                               SELLING STOCKHOLDERS

     The following table sets forth the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of February 28, 1998. Except as set forth in the notes below, none of the Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of the ownership of the Shares or other securities of the Company. The Shares offered by this Prospectus may be offered from time to time by the Selling Stockholders. See "Plan of Distribution."


                                                                                Beneficial Ownership
                                                                                After Offering(5)
                                                                                -----------------
                                      Number of Shares      Number of Shares
                                     Beneficially Owned      Registered for       Number
Name of Selling Stockholder        Prior to Offering(1)(2)   Sale Hereby(3)(4)  of Shares   Percent
---------------------------        -----------------------  ----------------    ---------   -------
Southbrook International
Investments, Ltd.................          301,317(6)            563,777            -           *
Westover Investments L.P.........          105,939(7)            198,325            -           *
Montrose Investments, LTD........          195,379(8)            365,453            -           *
Brown Simpson Strategic Growth
      Fund, L.P..................           28,927(9)             54,123            -           *
Brown Simpson Strategic Growth
      Fund, Ltd..................           91,601(10)           171,389            -           *
Incyte Pharmaceuticals, Inc.
3174 Porter Drive
Palo Alto, California 94304                859,038(11)           149,004         779,323       9.9
Gaines, Berland Inc..............           94,118(12)            94,118            -           *
                                         ---------               -------         -------     -------
TOTAL............................        1,676,319             1,596,189         779,323
                                         =========             =========         =======

*    Less than one percent.

(1) Gives effect to the shares of Common Stock issuable within 60 days of February 28, 1998 upon the exercise of all rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned.

(2) The Series A Preferred Stock was issued by the Company to the Series A Stockholders on February 27, 1998 and March 24, 1998 in a transaction exempt from the registration requirements of the Securities Act pursuant to Regulation D promulgated thereunder. Except as described below, each holder of Series A Preferred Stock has the right at any time, and from time to time, to convert some or all such shares into fully paid and nonassessable shares of Common Stock. The number of shares of Common
     Stock issuable upon conversion of each share of Series A Preferred Stock will equal (i) the sum of (a) $10,000 and (b) accrued and unpaid dividends on such share, divided by (ii) the lesser of (a) $7.5625 or (b) an applicable percentage (ranging from 97% to 85% depending upon the time of such conversion) of the average of five (5) closing bid prices of the Common Stock on the American Stock Exchange during the thirty (30) trading days immediately preceding the time of such conversion. For the purposes of the calculation set forth herein, the conversion price per share of Series A Preferred Stock was assumed to be $5.2865 (97% of the average of the closing bid prices of the Common Stock on January 15, 1998, January
     16, 1998, January 20, 1998, January 21, 1998 and January 22, 1998).  The
     Series A Preferred Stock accrues dividends in the amount of 6% per annum, which dividends are payable on a quarterly basis by the Company either in cash or through the issuance of Common Stock. Certain Selling Stockholders have agreed to restrict their ability to convert the Series A Preferred Stock into Common Stock to the extent that the number of shares of Common Stock held by such holders and their affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion.

(3) The number of shares of Common Stock being registered for sale hereby on behalf of certain of the Selling Stockholders (collectively, the "Series A Stockholders") includes the sum of (i) 200% times the maximum number of shares of Common Stock into which the Series A Preferred Stock is convertible, (ii) the number of shares of Common Stock issuable upon exercise of certain of the Warrants, and (iii) the number of shares of Common Stock issuable on payment of dividends on the Series A Preferred Stock during the two-year period commencing February 27, 1998.

(4) The number of shares of Common Stock being registered for resale by the Selling Stockholders does not include such presently indeterminate number of additional shares of Common Stock as may from time to time become issuable (i) upon conversion of the Series A Preferred Stock, based upon adjustments or fluctuations in the conversion price of the Series A Preferred Stock, (ii) upon exercise of certain Warrants, based on adjustments in the exercise price of such Warrants, and (iii) upon payment as dividends on the Series A Preferred Stock beyond February 27, 2000.

     Certain Selling Stockholders have agreed to restrict their ability to convert the Series A Preferred Stock into Common Stock to the extent that the number of shares of Common Stock held by such holders and their affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion.

(5) The number of shares of Common Stock and the percentage of Common Stock beneficially owned by each Selling Stockholder after the offering are based on the assumption that all of the Selling Stockholders will sell all of the Shares registered for sale hereby. See "Plan of Distribution."

(6) Consists of 236,452 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 2,365 shares of Common Stock issuable as dividends on the Series A Preferred Stock and 62,500 shares of Common Stock issuable upon exercise of a Warrant.

(7) Consists of 83,231 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 833 shares of Common Stock issuable as dividends on the Series A Preferred Stock and 21,875 shares of Common Stock issuable upon exercise of a Warrant.

(8) Consists of 153,221 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 1,533 shares of Common Stock issuable as dividends on the Series A Preferred Stock and 40,625 shares of Common Stock issuable upon exercise of a Warrant.

(9) Consists of 22,700 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 227 shares of Common Stock issuable as dividends on the Series A Preferred Stock and 6,000 shares of Common Stock issuable upon exercise of a Warrant.

(10) Consists of 71,882 shares of Common Stock issuable upon conversion of Series A Preferred Stock, 719 shares of Common Stock issuable as dividends on the Series A Preferred Stock and 19,000 shares of Common Stock issuable upon exercise of a Warrant.

(11) Includes 62,424 shares of Common Stock issuable upon conversion of Series
     A Preferred Stock (which shares were issued on March 24, 1998 but which, for purposes of this calculation, are assumed to have been outstanding as of February 28, 1998), 625 shares of Common Stock issuable as dividends on the Series A Preferred Stock and 16,666 shares issuable upon exercise of a Warrant. Except in certain specified circumstances, Incyte cannot convert its Series A Preferred Stock or exercise its Warrants if the number of shares of Common Stock held by it after such conversion and/or exercise exceeds 9.95% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise. Pursuant to an agreement with Incyte, the Company and Incyte have formed a collaboration in clinical genomics. Additionally, the Company has issued to Incyte a warrant to purchase up to an aggregate of ten (10%) percent of the Company's Common Stock issued and outstanding on the date of such warrant's exercise. See "Description of Capital Stock-Common Stock Purchase Warrants."

(12) Consists of 94,118 shares issuable upon exercise of a Warrant. Gaines, Berland Inc. served as the underwriter in connection with the Company's initial public offering.

     The Shares registered for sale hereby were acquired by certain of the Selling Stockholders from the Company through a private placement of securities consummated in February 1998 and March 1998 resulting in aggregate gross proceeds of approximately $3.33 million, which proceeds were to be used for general corporate purposes. The Company has agreed to bear certain expenses in connection with the registration of the Shares.

     The Company has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep this Registration Statement continuously effective until the earlier of two years after the date of effectiveness of this Registration Statement or until all of the Shares have been sold pursuant to the terms hereof or may be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of Preferred Stock, $0.01 par value.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the Company's stockholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to any prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of the Series A Preferred Stock and any series of Preferred Stock that the Company may designate in the future.

     As of September 30, 1997, there were 7,869,688 shares of Common Stock issued and outstanding. Based upon the number of shares outstanding as of that date, and assuming (i) the conversion of the Series A Preferred Stock into Common Stock, and (ii) the exercise of the Warrants, there would have been 8,687,551 shares of Common Stock outstanding as of that date. The foregoing assumes that outstanding options to purchase Common Stock as of September 30, 1997 have not been exercised, that a convertible note outstanding as of September 30, 1997 has not been converted and that the Company's other outstanding warrants as of September 30, 1997 have not been exercised. See "Selling Stockholders" for the derivation of the assumed conversion price of the Series A Preferred Stock.

PREFERRED STOCK

     The Company's Certificate of Incorporation grants the Board of Directors the authority to issue up to 2,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.

     On February 27, 1998, the Company, entered into the Stock Purchase Agreement with certain of the Selling Stockholders. Pursuant to the Stock Purchase Agreement, such Selling Stockholders purchased a total of Three Hundred Thirty Three (333) shares of the Series A Preferred Stock from the Company for Three Million Three Hundred Thirty Thousand Dollars ($3,330,000).

     The holders of the Series A Preferred Stock may convert their shares at any time into shares of the Company's Common Stock, at a conversion price per share equal to the lesser of (i) $7.5625 or (ii) a percentage (ranging from 97% to 85% depending upon the timing of such conversion) of the average of five (5) closing bid prices of the Common Stock over a thirty (30) trading day period immediately preceding the time of such conversion. In addition, at any time on or after February 27, 2000, the Company may require that the Series A Preferred Stock be converted into Common Stock if, among other things, the closing bid prices of the Common Stock for at least twenty (20) consecutive trading days immediately preceding such conversion shall have been at least $11.34375 per share. Except in certain specified circumstances, Incyte cannot convert its Series A Preferred Stock or its Warrants if the number of shares of Common Stock held by it after such conversion and/or exercise exceeds 9.95% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise. Further, in certain limited circumstances, the holders of the Series A Preferred Stock can require that the Company redeem their respective shares of Series A Preferred Stock.

     Dividends in the amount of six percent (6%) per annum will be due quarterly on the shares of Series A Preferred Stock. The Company may pay such dividends either in cash or through the issuance of shares of Common Stock. If dividends are paid in shares of Common Stock, the number of shares of Common Stock payable to each holder shall be equal to the cash amount of such dividend payable to such holder on such dividend payment date divided by the closing bid price of the Common Stock on the trading day immediately prior to the Company's dividend payment notice.

COMMON STOCK PURCHASE WARRANTS

     Pursuant to the Stock Purchase Agreement, the purchasers of Series A Preferred Stock received warrants to purchase an aggregate of One Hundred Sixty-Six Thousand Six Hundred Sixty-Six (166,666) shares of the Company's Common Stock at an exercise price of $8.54 per share. Such warrants expire on February 27, 2001 and contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including, without limitation, any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. Except in certain specified circumstances Incyte cannot convert its Series A Preferred Stock or exercise its Warrants if the number of shares of Common Stock held by it after such conversion and/or exercise exceeds 9.95% of the then issued and outstanding shares of Common Stock following such conversion and/or exercise.

     The Company has warrants outstanding to purchase an aggregate of 133,500 shares of Common Stock. The warrants are exercisable at $6.90 per share for a period of three years ending on September 27, 1999. The warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

     In connection with that certain License, Services and Marketing
Agreement, dated February 25, 1997 between the Company and Incyte (the "Incyte License Agreement") the Company issued Incyte a warrant to purchase up to an aggregate of ten percent (10%) of the Company's Common Stock issued and outstanding on the date of such warrant's exercise (the "Warrant Shares"). The warrant is exercisable until February 25, 2000 at an exercise price per share equal to the greater of one hundred-ten percent (110%) of the fair market value per share of Common Stock on the trading day prior to the date of exercise and
(i) Nine Dollars ($9.00) per share (if the warrant is exercised after February 25, 1998 but on or prior to February 25, 1999), or (ii) Thirteen Dollars and Fifty Cents ($13.50) per share (if the warrant is exercised after February 25, 1999 but on or prior to February 25, 2000). Notwithstanding the foregoing, Incyte has the option to fix the exercise price per share during each of the aforementioned periods; provided, however, that in no event shall the exercise price per share during each of the aforementioned periods be less than Nine Dollars ($9.00) per share and Thirteen Dollars and Fifty Cents ($13.50) per share, respectively.

CONVERTIBLE NOTE

     The Company has a note outstanding, in the principal amount of $715,751, which is convertible at the option of the holder into 35,787 shares of Common Stock at a conversion price of $20 per share. The note contains anti-dilution provisions providing for adjustments of the conversion price upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction.

REGISTRATION RIGHTS

     In connection with the purchase of the Series A Preferred Stock, the Company and certain Selling Stockholders entered into a Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company has agreed to use commercially reasonable efforts to file with the Securities and Exchange Commission this Registration Statement on Form S-3 covering the resale by the such Selling Stockholders of shares of Common Stock issuable (i) upon conversion of the Series A Preferred Stock, (ii) upon exercise of the Warrants, and (iii) as dividends on the Series A Preferred Stock.

     In connection with the Incyte License Agreement, the Company and Incyte entered into an Investor's Rights Agreement. Incyte was granted certain registration and other stockholder rights with respect to the shares of Common Stock issued or issuable to Incyte.

     In connection with the issuance of certain warrants, the holders of the Common Stock issuable upon exercise of the warrants have certain registration rights. Under the terms of the agreement between the Company and the holders of such registrable securities, if the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other security holders exercising registration rights, such holders are entitled to notice of such registration and are entitled to include shares of such Common Stock therein. The stockholders benefiting from these rights may also require the Company to file a registration statement under the Securities Act at its expense with respect to their shares of Common Stock, and the Company is required to use its best efforts to effect such registration. The right to notice and inclusion in any registration statement filed by the Company is effective for seven years after September 27, 1994. The right to demand the registration of the Common Stock issuable upon exercise of the warrants extends from September 27, 1996 to September 27, 1999.

                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The sale of the Shares may be effected by the Selling Stockholders from time to time in transactions on the American Stock Exchange, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Shares may be sold by the Selling Stockholders by one or more of the following methods, including without limitation: (a) block trades in which the broker or dealer so engaged will attempt to sell the Shares as agent buy may position and resell a portion of the block as principal to facilitate the transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, (c) an exchange distribution in accordance with the rules of such exchange, (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers, (e) privately negotiated transactions, and (f) a combination of any such methods of sale. In addition, from time to time, the Selling Stockholders may sell or deliver the Shares to settle positions taken by the Selling Stockholders in the Company's securities. In effecting sales, brokers and dealers engaged by the Selling Stockholders may arrange for other brokers of dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders may transfer their Shares under certain circumstances to other persons who may, in turn, resell Shares in the manner described above. In addition, the Selling Stockholders may pledge or make gifts of their Shares and such Shares may also be sold by the pledgees or transferees.

     At the time a particular offer of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the Shares purchased from Selling Stockholders, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with by the Company and the Selling Stockholders.

     The Selling Stockholders may also transfer their Shares pursuant to Rule 144, whether or not the Registration Statement, of which this Prospectus forms a part, is effective at the time of any such transfer.

     The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Selling Stockholder Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has agreed to indemnify the Selling Stockholders and their affiliates against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Company and its affiliates against certain liabilities, including liabilities under the Securities Act.

     The Company is required to pay all fees and expenses incident to the registration of the Shares, including reasonable fees and disbursements (not to exceed an aggregate of $10,000) of counsel to the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock of the Company for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by the Selling Stockholders.


                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

     The audited financial statements of the Company incorporated in this Prospectus by reference in this Prospectus and included elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     INDEX


                                                                                                               Page Number
                                                                                                               -----------
Report of Independent Public Accountants                                                                             F-2



Balance Sheets as of December 31, 1996 and 1995                                                                      F-3



Statements of Operations for the years ended December 31, 1996, 1995 and 1994;                                       F-4
and for the period from Inception (July 12, 1993) through December 31, 1996


Statements of Stockholders' Equity for the period from Inception (July 12, 1993)                                     F-5
through December 31, 1993, and for the years ended December 31, 1994, 1995 and 1996


Statements of Cash Flows for the years ended December 31, 1996, 1995 and 1994;                                       F-6
and for the period from Inception (July 12, 1993) through December 31, 1996


Notes to Financial Statements                                                                                        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To OncorMed, Inc.:

We have audited the accompanying balance sheets of OncorMed, Inc. (a Delaware corporation in the development stage) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994 and for the period from inception (July 12, 1993) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of OncorMed, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 and for the period from inception to December 31, 1996, in conformity with generally accepted accounting principles.



                                               /s/ ARTHUR ANDERSEN LLP

                                               ARTHUR ANDERSEN LLP


Washington, D.C.
February 26, 1997 (except with respect to the matter discussed in Note 10, as to which the date is March 23, 1998)

                                 ONCORMED, INC.
                         (A Development Stage Company)
                                 BALANCE SHEETS


                                                                           As of                 As of
                                                                       December 31,           December 31,
                                                                           1996                  1995
                                                                       -------------          ------------
ASSETS
Current assets:
     Cash and cash equivalents                                         $   6,031,809          $    718,844
     Short term investments                                                1,466,871                   ---
     Accounts receivable, net of allowance for doubtful accounts of $32,000 and $7,000 at 12/31/96 and 12/31/95,
       respectively                                                          129,366                86,154
     Other current assets                                                    306,078               126,124
                                                                       -------------          ------------

         Total current assets                                              7,934,124               931,122
                                                                       -------------          ------------

Non-current assets:
     Property and equipment, net                                           1,179,851             1,220,937
     Deferred offering costs                                                    ---                299,815
                                                                       -------------          ------------
         Total non-current assets                                          1,179,851             1,520,752
                                                                       -------------          ------------
       TOTAL ASSETS                                                    $   9,113,975          $  2,451,874
                                                                       =============          ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                                  $     680,575          $    123,443
     Accrued expenses and other liabilities                                  593,037               889,052
     Payable to Oncor, Inc.                                                  124,730               137,909
     Deferred revenue                                                         46,420               181,402
                                                                       -------------          ------------
         Total current liabilities                                         1,444,762             1,331,806
                                                                       -------------          ------------
Non-current liabilities:
     Note payable to Oncor Finance, Inc.                                     715,751               715,751
     Deferred revenue                                                          3,583                10,510
                                                                       -------------          ------------
         Total non-current liabilities                                       719,334               726,261
                                                                       -------------          ------------
       TOTAL LIABILITIES                                                   2,164,096             2,058,067
                                                                       -------------          ------------
Commitments And Contingencies (Notes 1 and 6)

Stockholders' Equity:
  Preferred stock, $.01 par value, 2,000,000 shares
    authorized, none outstanding                                                 ---                   ---
  Common stock, $.01 par value, 40,000,000 shares
   authorized, 6,991,108, and 4,950,050 shares issued
   and outstanding as of 12/31/96 and 12/31/95, respectively                  69,911                49,501
  Additional paid-in capital                                              25,741,842            11,782,817
  Deferred compensation                                                      (75,629)             (108,239)
  Deficit accumulated during the development stage                       (18,786,245)          (11,330,272)
                                                                       -------------          ------------

     TOTAL STOCKHOLDERS' EQUITY                                            6,949,879               393,807
                                                                       -------------          ------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $   9,113,975          $  2,451,874
                                                                       =============          ============

      The accompanying notes are an integral part of these balance sheets.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                            STATEMENTS OF OPERATIONS

                                                                                           Period from
                                                                                            Inception
                                                                                         (July 12, 1993)
                                                   For the Year Ended December 31,           Through
                                             ------------------------------------------    December 31,
                                                 1996           1995           1994           1996
                                             -----------    -----------    ------------   ------------
REVENUES                                     $   627,390    $   311,387    $     34,303   $    973,080

OPERATING EXPENSES:
  Cost of sales - direct                         283,082        167,568          11,154        461,804
  Laboratory operations                        2,759,656      2,259,136       1,126,240      6,362,032
  Selling, general and administrative          4,791,029      4,119,221       2,471,220     11,729,972
  Research and development                       709,340        451,596         523,860      1,960,008
                                             -----------    -----------    ------------   ------------

    Total expenses                             8,543,107      6,997,521       4,132,474     20,513,816
                                             -----------    -----------    ------------   ------------

OPERATING LOSS                                (7,915,717)    (6,686,134)     (4,098,171)   (19,540,736)
Interest income                                  514,205        228,470         145,177        890,214
Interest expense                                 (54,461)       (52,883)        (28,379)      (135,723)
                                             -----------    -----------    ------------   ------------

NET LOSS                                     $(7,455,973)   $(6,510,547)   $ (3,981,373)  $(18,786,245)
                                             ===========    ===========    ============   ============




NET LOSS PER SHARE                           $     (1.10)   $     (1.32)   $      (0.90)  $      (3.59)
                                             ===========    ===========    ============   ============


SHARES USED IN COMPUTING
NET LOSS PER SHARE                             6,805,083      4,947,991       4,404,622      5,232,052
                                             ===========    ===========    ============   ============

        The accompanying notes are an integral part of these statements.

                                ONCORMED, INC.
                        (A Development Stage Company)
                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                                            Series A
                                                           Convertible
                                                         Preferred Stock                Common Stock                 Stock
                                                       ---------------------      ------------------------        Subscription
                                                       Shares         Amount      Shares            Amount         Receivable
                                                       ------         ------      ------            ------        ------------
INCEPTION, July 12, 1993                                -----         $-----          -----          $-----           $-----
  Sale of Common Stock at $0.50
    per share, July & September,
    1993                                                -----          -----      2,250,000          22,500         (125,000)
  Issuance of Common Stock in
    exchange for software and technology,
    recorded at fair value of $0.50 per share,
    September 1993                                      -----          -----        110,000           1,100            -----
  Exercise of stock options for
    cash at $0.50 per share,
    November 1993                                       -----          -----         50,000             500            -----
  Cash received in payment of
    stock subscriptions,
    November and December 1993                          -----          -----          -----           -----          100,000
  Sale of Series A Convertible
    Preferred Stock to investors
    for cash at $3.00 per share,
    December 1993 (net of stock
    issuance costs of $9,561)                       1,000,000      2,990,439          -----           -----             ----
  Net loss                                              -----          -----          -----           -----            -----
                                                   ----------     ----------      ---------         -------         --------

BALANCE, December 31, 1993                          1,000,000     $2,990,439      2,410,000         $24,100         $(25,000)
  Cash received in payment of stock
    subscription, February 1994                         -----          -----          -----           -----           25,000
  Sale of Common Stock from initial
    public offering on October 5, 1994,
    at $6.00 per share, net of expenses                 -----          -----      1,335,000          13,350           ------
  Issuance of Common Stock
    Warrants in connection with initial
    public offering on October 5, 1994
    exercisable at $6.00 per share                      -----          -----          -----           -----            -----
  Conversion of Series A Convertible
    Preferred Stock to Common Stock
    due to initial public offering                 (1,000,000)    (2,990,439)     1,000,000          10,000            -----
  Sale of Common Stock from initial
    public offering -- Over-allotment,
    on November 4, 1994 at $6.00
    per share, net of expenses                          -----          -----        200,250           2,003            -----
  Compensation element of stock
    option grants                                       -----          -----          -----           -----            -----
  Amortization of deferred
    compensation                                        -----          -----          -----           -----            -----
  Net loss                                              -----          -----          -----           -----            -----
                                                   ----------     ----------      ---------         -------         --------

BALANCE, December 31, 1994                              -----     $    -----      4,945,250         $49,453         $  -----
   Exercise of stock options for cash
     at $0.50 per share                                 -----          -----          4,800              48            -----
   Amortization of deferred compensation                -----          -----          -----           -----            -----
   Net Loss                                             -----          -----          -----           -----            -----
                                                   ----------     ----------      ---------         -------         --------

BALANCE, December 31, 1995                              -----     $    -----      4,950,050         $49,501         $  -----
     Sale of Common Stock from public
        offering on February 2, 1996, net
        of expenses                                     -----          -----      2,000,000          20,000            -----
     Exercise of stock options for cash
        at a range of $0.50-$6.00 per share             -----          -----         41,058             410            -----
     Compensation element of non-employee
        stock option grants                             -----          -----          -----           -----            -----
     Amortization of non-employee stock
        option grants                                   -----          -----          -----           -----            -----
     Amortization of deferred compensation              -----          -----          -----           -----            -----
     Net Loss                                           -----          -----          -----           -----            -----
                                                   ----------     ----------      ---------         -------         --------

BALANCE, December 31, 1996                              -----     $    -----      6,991,108         $69,911         $  -----
                                                   ==========     ==========      =========         =======         ========

                                                                                                 Deficit
                                                                                                Accumulated
                                                       Common      Additional                   During the
                                                       Stock        Paid-in      Deferred      Development
                                                      Warrants      Capital    Compensation       Stage           Total
                                                      --------     ----------  ------------    -----------        -----
INCEPTION, July 12, 1993                                -----        $-----       $-----         $-----           $-----
  Sale of Common Stock at $0.50
    per share, July & September,
    1993                                                -----     1,102,500        -----          -----        1,000,000
  Issuance of Common Stock in
    exchange for software and technology,
    recorded at fair value of $0.50 per share,
    September 1993                                      -----        53,900        -----          -----           55,000
  Exercise of stock options for
    cash at $0.50 per share,
    November 1993                                       -----        24,500        -----          -----           25,000
  Cash received in payment of
    stock subscriptions,
    November and December 1993                          -----         -----        -----          -----          100,000
  Sale of Series A Convertible
    Preferred Stock to investors
    for cash at $3.00 per share,
    December 1993 (net of stock
    issuance costs of $9,561)                           -----         -----        -----          -----        2,990,439
  Net loss                                              -----         -----        -----       (838,352)        (838,352)
                                                    ---------    ----------    ---------      ---------       ----------

BALANCE, December 31, 1993                              -----    $1,180,900    $   -----      $(838,352)      $3,332,087
  Cash received in payment of stock
    subscription, February 1994                         -----         -----        -----          -----           25,000
  Sale of Common Stock from initial
    public offering on October 5, 1994,
    at $6.00 per share, net of expenses                 -----     6,317,903        -----          -----        6,331,253
  Issuance of Common Stock
    Warrants in connection with initial
    public offering on October 5, 1994
    exercisable at $6.00 per share                    133,500           100        -----          -----              100
  Conversion of Series A Convertible
    Preferred Stock to Common Stock
    due to initial public offering                     -----      2,980,439        -----          -----            -----
  Sale of Common Stock from initial
    public offering -- Over-allotment,
    on November 4, 1994 at $6.00
    per share, net of expenses                         -----      1,049,309        -----          -----        1,051,312
  Compensation element of stock
    option grants                                      -----        256,500     (256,500)         -----            -----
  Amortization of deferred
    compensation                                       -----         (4,686)      86,333          -----           81,647
  Net loss                                             -----          -----        -----     (3,981,373)      (3,981,373)
                                                    --------    -----------   ----------   ------------     ------------

BALANCE, December 31, 1994                           133,500    $11,780,465    $(170,167)   $(4,819,725)      $6,840,026
   Exercise of stock options for cash
     at $0.50 per share                                -----          2,352        -----          -----            2,400
   Amortization of deferred compensation               -----          -----       61,928          -----           61,928
   Net Loss                                            -----          -----        -----     (6,510,547)      (6,510,547)
                                                    --------    -----------   ----------   ------------     -------------

BALANCE, December 31, 1995                           133,500    $11,782,817    $(108,239)  $(11,330,272)        $393,807
     Sale of Common Stock from public
        offering on February 2, 1996, net
        of expenses                                    -----     13,892,825        -----          -----       13,912,825
     Exercise of stock options for cash
        at a range of $0.50-$6.00 per share            -----         38,369        -----          -----           38,779
     Compensation element of non-employee
        stock option grants                            -----         27,831      (27,831)         -----            -----
     Amortization of non-employee stock
        option grants                                  -----          -----        6,404          -----            6,404
     Amortization of deferred compensation             -----          -----       54,037          -----           54,037
     Net Loss                                          -----          -----        -----     (7,455,973)      (7,455,973)
                                                    --------    -----------   ----------   ------------     ------------

BALANCE, December 31, 1996                           133,500    $25,741,842     $(75,629)  $(18,786,245)    $  6,949,879
                                                    ========    ===========   ==========   ============     ============




       The accompanying notes are an integral part of these statements.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                            STATEMENTS OF CASH FLOWS



                                                                                                               Period from
                                                                                                                Inception
                                                                       For the Year Ended December 31,       (July 12, 1993)
                                                                -------------------------------------------      Through
                                                                    1996            1995            1994     December 31, 1996
                                                                -----------     ------------    -----------  -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                      $(7,455,973)    $(6,510,547)    $(3,981,373)   $(18,786,245)
  Adjustments to reconcile net loss to net cash used in
     operating activities--
    Depreciation and amortization                                   517,435         365,080         151,701       1,043,447
    Amortization of deferred compensation
       and non-employee stock option grants                          60,441          61,928          81,647         204,016
    Changes in operating assets and liabilities:
       Accounts receivable                                          (43,212)        (83,979)         (2,175)       (129,366)
       Other assets                                                (179,954)         71,853        (196,955)       (306,078)
       Accounts payable                                             557,132          52,336          60,751         680,575
       Accrued expenses and other liabilities                      (296,015)        322,449         526,749         593,037
       Deferred revenue                                            (141,909)        158,193          33,719          50,003
       Payable to Oncor, Inc.                                       (13,179)         (7,068)        144,977         124,730
                                                                -----------     ------------    -----------    ------------
       Net cash used in operating activities                     (6,995,234)     (5,569,755)     (3,180,959)    (16,525,881)
                                                                -----------     ------------    -----------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment                              (476,350)       (675,996)       (864,999)     (2,168,299)
                                                                -----------     ------------    -----------    -------------
       Net cash used in investing activities                       (476,350)       (675,996)       (864,999)     (2,168,299)
                                                                -----------     ------------    -----------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net proceeds from sale of common stock                         13,912,825             --        7,407,665      22,420,490
  Net proceeds from sale of preferred stock                             --              --              --        2,990,439
  Net proceeds from exercise of stock options                        38,780           2,400             --           66,180
  Net proceeds from Note payable to Oncor Finance, Inc.                 --              --           51,682         715,751
  Deferred offering costs                                           299,815        (299,815)            --               --
                                                                -----------     ------------    -----------    ------------
       Net cash provided by (used in) financing activities       14,251,420        (297,415)      7,459,347      26,192,860
                                                                -----------     ------------    -----------    ------------

NET (DECREASE) INCREASE IN CASH AND
       CASH EQUIVALENTS                                           6,779,836      (6,543,166)      3,413,389       7,498,680
CASH AND CASH EQUIVALENTS, beginning of period                      718,844       7,262,010       3,848,621             --
                                                                -----------     ------------     ----------    ------------

CASH AND CASH EQUIVALENTS, end of period                        $ 7,498,680     $   718,844     $ 7,262,010    $  7,498,680
                                                                ===========     ============    ===========    ============

SUPPLEMENTAL DISCLOSURE OF NONCASH
         INVESTING AND FINANCING ACTIVITIES:
  Issuance of common stock in exchange for software
               and technology                                   $       --      $       --      $     --       $     55,000
                                                                ===========     ============    ===========    ============
  Issuance of common stock in exchange for stock
               subscription receivable                          $       --      $       --      $     --       $     25,000
                                                                ===========     ============    ===========    ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION:
  Cash paid during the period for interest                      $    54,461     $    52,883     $    28,379    $    135,723
                                                                ===========     ============    ===========    ============


        The accompanying notes are an integral part of these statements.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                    As of December 31, 1996, 1995 and 1994,
  and for the period from Inception (July 12, 1993) through December 31, 1996

1.  BUSINESS DESCRIPTION:

    OncorMed, Inc. (the "Company"), was incorporated on July 12, 1993, in the State of Delaware as a subsidiary of Oncor, Inc. ("Oncor"). As of December 31, 1996, Oncor's ownership of the Company's outstanding common stock was approximately 29 percent. Giving effect to the equity transaction with Incyte Pharmaceuticals, Inc. in February 1997, Oncor's ownership of the Company's outstanding common stock was reduced to approximately 25.6%. The Company was formed to develop and provide gene-based cancer diagnostic testing and information services for physicians, hospitals, clinical laboratories and pharmaceutical companies. The Company is in the development stage and has a limited operating history, has incurred operating losses since its inception and expects losses to continue and increase. Since its inception, the Company has been engaged in research and development programs and organizational efforts, including the development of its initial services, recruiting its scientific and management personnel, establishing marketing capabilities, engaging its Scientific Advisory Board and raising capital. The Company's services are currently offered principally in the United States. There can be no assurance that the Company will be successful in the development or commercialization of its services or that any required additional financing will be available when needed or on terms acceptable to the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Use of Estimates

    The preparation of these financial statements required the use of certain estimates by management in determining the entity's assets, liabilities, revenue and expenses. Actual results may vary from these estimates.

    Cash Equivalents and Short Term Investments

    All highly liquid investments with a maturity of three months or less at the date of purchase are considered to be cash equivalents; investments with maturities between three and twelve months are considered to be short term investments. The Company invests its excess funds in commercial paper with high quality banks, money market instruments in U.S. treasury and investment grade securities, and overnight reverse repurchase agreements collateralized by U.S. treasury and investment grade securities. Short term investments are stated at cost, which approximates market.

    Impairment of Long-Lived Assets

    The Company complies with SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. The Company reviews its long-lived assets, principally property, plant and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine recoverability of its

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:  (Continued)

    long-lived assets, the Company evaluates the probability that future undiscounted net cash flows will be less than the carrying amount of the assets. Impairment is measured at fair value.

    Other Current Assets

    Included in other current assets as of December 31, 1996 is approximately $188,000 for prepaid insurance.

    Property and Equipment

    Property and equipment are recorded at cost. Depreciation and amortization expense is calculated using the straight-line method over estimated useful lives of three to five years. Leasehold improvements are amortized over the shorter of the lease terms or useful lives.

    Property and equipment consist of the following:

                                                                              As of December 31,
                                                                              ------------------
                                                                       1996                      1995
                                                                    ----------                ----------
         Laboratory equipment                                       $  756,495                $  627,838
         Computer equipment                                            409,560                   319,938
         Computer software                                             335,160                   165,340
         Furniture/office equipment                                    428,716                   366,033
         Leasehold improvements                                        293,368                   267,800
                                                                    ----------                ----------
                                                                     2,223,299                 1,746,949
         Less-accumulated depreciation and amortization             (1,043,448)                 (526,012)
                                                                    ----------                ----------
           Property and equipment, net                              $1,179,851                $1,220,937
                                                                    ==========                ==========

    Accrued Expenses and Other Liabilities

    Accrued expenses and other liabilities consist of the following:

                                                                              As of December 31,
                                                                              ------------------
                                                                       1996                       1995
                                                                     ---------                  --------
         Payroll and related expenses                                $ 318,408                  $342,154
         Insurance                                                     130,406                      ----
         Professional/legal fees                                        58,868                   223,624
         Marketing/operations costs                                     48,385                    46,190
         Deferred offering costs                                          ----                   250,000
         Other                                                          36,969                    27,084
                                                                     ---------                  --------
                 Total accrued expenses and other liabilities        $ 593,036                  $889,052
                                                                     =========                  ========

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

    Income Taxes

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes ("SFAS No.109"). The Company has incurred losses for both financial and income tax reporting purposes since inception. Accordingly, no provision or benefit for income taxes has been recorded in the accompanying financial statements.

    The components of the Company's deferred tax assets are as follows:

                                                                      As of December 31,
                                                                      ------------------
                                                                   1996                      1995
                                                                 -------------            --------------
         Net operating loss and credit carryforwards             $ 7,330,000              $ 4,250,000
         Total other                                                 181,000                  250,000
                                                                 -----------              -----------
           Total deferred tax assets                               7,511,000                4,500,000
              Less - total deferred tax liabilities                 (112,000)                 (42,000)
                                                                 -----------              -----------
           Net deferred tax asset                                  7,339,000                4,458,000
              Less - valuation reserve                            (7,339,000)              (4,458,000)
                                                                 -----------              -----------
           Deferred tax asset, net of valuation reserve          $   -----                $   -----
                                                                 ===========              ===========

    SFAS No. 109 requires that the benefit of deferred tax assets be recorded to the extent that management assesses the realization of such deferred tax assets to be "more likely than not." As of December 31, 1996 and 1995, a valuation reserve was recorded against the Company's entire deferred tax asset due to the uncertainty of realization.

    At December 31, 1996, the Company had net operating loss ("NOL") carry-forwards of approximately $18.8 million available to offset future taxable income. The Company also has research and development tax credits of approximately $75,000 available to reduce future Federal income tax. A portion of the NOL carry-forwards and research and development tax credit carry-forwards are subject to a limitation due to the change in ownership which occurred on the date of the Company's initial public offering. Due to the ownership change which occurred, the amount of the net operating loss carry-forward and research and development tax credit carry-forward which can be utilized on an annual basis will be subject to limitations; however, the Company believes the entire net operating loss carry-forward will be available to be utilized during the carry-forward period. The tax NOL and research and development tax credits may be used through 2011, but begin to expire in 2008. Despite the NOL and research and development credit carry-forwards, the Company may have an income tax liability in future years due to the application of the alternative minimum tax rules. The utilization of these tax NOL and research and development credit carry-forwards is subject to statutory limitation regarding subsequent changes in ownership.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued)

    Revenue Recognition

    Revenues are derived from providing genetic testing and information services and, in certain circumstances, software licensing associated with its risk assessment service. Revenues are also derived from Company-sponsored educational conferences. Revenues from the Company's services are recognized as those services are provided. Revenues from its risk assessment service are recognized over the license period.

    Research and Development Costs

    Research and development costs are charged to expense as incurred.

    Net Loss Per Share

    Net loss per share is based on the weighted-average number of shares outstanding during the periods presented. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, all shares (including common shares issuable upon conversion of convertible preferred stock) and options to purchase shares were treated as if they were outstanding for all periods prior to the initial public offering. In the periods after the initial public offering, the effects of options, warrants, and the outstanding convertible note have not been considered, since the effect would be antidilutive.

    Reclassification

    Certain 1994 and 1995 balances have been reclassified to conform with 1996 financial statement presentation.

3.  RELATED-PARTY TRANSACTIONS:

    License Agreement

    Previously, under the license agreement with Oncor (the "Oncor Agreement"), the Company was obligated to pay royalties on a semi-annual basis to Oncor for Oncor technologies existing as of the date of the Oncor Agreement, equal to the greater of (i) six percent of the Company's net sales revenues resulting from services based on Oncor's technologies, subject to certain adjustments, or (ii) $100,000. Fees payable to Oncor under the Oncor Agreement of approximately $200,000, $200,000, $200,000 and $692,000 are included in laboratory operations expense for the years ended December 31, 1996, 1995 and 1994, and the period from inception (July 12, 1993) to December 31, 1996, respectively. The Company and Oncor recently agreed to certain changes to the Oncor Agreement, dated June 6, 1994. Pursuant to the agreement, Oncor is providing the Company with an exclusive worldwide license to certain of Oncor's existing human genome technologies that are useful for the purposes of development

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


3.  RELATED-PARTY TRANSACTIONS: (Continued)

    and commercialization of certain of the Company's services, including: (i) testing, detection and/or analysis of cancer-predisposing genes; (ii) genetic assessment of risk of an individual to develop cancer; and (iii) testing and analysis for the purposes of cancer management. In addition, Oncor is providing the Company with a non-exclusive worldwide license to certain of Oncor's existing human genome technologies, and any future improvements thereto, to be used by the Company in the provision of services direct to third parties other than those to whom services are provided pursuant to the exclusive license. The Company does not have the right to sublicense any Oncor technologies licensed to it by Oncor without Oncor's prior written consent. Technologies sublicensed to the Company by Oncor include technologies covered by the collaborative licensing and research agreements between Oncor and each of The Johns Hopkins University and the Massachusetts General Hospital. The term of the agreement shall expire in June 2004 unless earlier terminated in accordance with its terms.

    Under the terms of the agreement, the Company is obligated to make payments on a quarterly basis to Oncor equal to a range of four percent (4%) to two percent (2%) of the Company's annual net sales. During the first year of the agreement, the Company is obligated to pay Oncor a minimum amount equal to $50,000 per quarter. During the second year of the agreement, the Company is obligated to pay Oncor a minimum amount equal to $25,000 per quarter. Thereafter, there shall be no minimum payment required to be made by the Company to Oncor in connection with the agreement.

    In addition, subject to certain third-party contractual limitations, prior to the license or disposition (whether by assignment, transfer or license) to a third party by the Company or Oncor of their respective technologies, the non-offering party shall have a thirty (30) day right of first offer with respect to such technologies. If the non-offering party accepts the offer, the Company and Oncor shall negotiate in good faith the terms and conditions of any such license or acquisition agreement.

    Oncor has the primary right and obligation to obtain, maintain and enforce proprietary rights in relation to all its own technologies and any improvements to such technologies assigned to Oncor by the Company. The Company has the primary right and obligation to obtain, maintain and enforce proprietary rights in relation to all its own technologies.

    Services Agreements with Oncor, Inc. and Affiliate

    In July, 1993, the Company and Oncor entered into a management services agreement whereby Oncor furnished the Company administrative and bookkeeping services and office space ("Management Services Agreement"). The Management Services Agreement was terminated on June 1, 1994.

    During the second quarter of 1995, the Company finalized a services agreement with Oncor and Codon Pharmaceuticals, Inc. ("Codon", a 41.6 percent owned affiliate of Oncor), whereby the Company agreed to pay for laboratory supplies and equipment provided by Oncor and Codon ("Services Agreement"). The Services Agreement also provides that the Company will perform certain experiments for Oncor and Codon at specified rates.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


3.  RELATED-PARTY TRANSACTIONS: (Continued)

    Related party revenues and expenses are as follows:

                                                                                                 Period from
                                                                                                  Inception
                                                                                               (July 12, 1993)
                                                     For the Year Ended December 31,               Through
                                               ------------------------------------------        December 31,
                                                 1996              1995            1994             1996
                                               --------          --------        --------      ---------------
       Sales to related party                  $  5,700          $ 42,180        $    ---         $ 47,880
       Operating Expenses to related party:
         Laboratory operations                  272,610           200,000         200,000          764,610
         Selling, general and administrative      4,394           247,000         378,000          977,896
         Research and development                71,784               ---             ---          170,282

    All of the related party revenues for the year ended December 31, 1996 were for testing services performed for Oncor. Of the related party expenses for the year ended December 31, 1996, $72,000 in laboratory operations was for equipment rental from Codon. All other related party expenses were for services received from Oncor. As of December 31, 1996, the total amount owed to Oncor and Codon by the Company under the above agreements and for other services excluding the Oncor License was approximately $19,000 and $6,000, respectively.

    Promissory Note with Oncor, Inc. and Affiliate

    In June 1994, the Company converted $715,751 owed to Oncor for license fees previously incurred and for prior services rendered into a Convertible Subordinated Promissory Note (the "Convertible Note"), which principal is due in June 1999. The Convertible Note bears interest at seven percent and is convertible into common stock at the holder's option at a conversion price of $20 per share of common stock. During the fourth quarter of 1994, Oncor assigned the Convertible Note to its wholly-owned subsidiary Oncor Finance, Inc. Interest expense recorded by the Company relating to the Convertible Note was $50,938 for the year ended December 31, 1996. The fair value of the Convertible Note is not materially different from the carrying value.

4.  DEFERRED REVENUES:

    Deferred revenues totaling approximately $50,000 and $181,000 as of December 31, 1996 and 1995, respectively consisted of prepaid fees related to various risk assessment service agreements as well as laboratory testing.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5.  STOCKHOLDERS' EQUITY:

    Preferred Stock

    The Company is authorized to issue up to 2,000,000 shares of preferred stock. In December 1993, the Company completed a private placement of 1,000,000 shares of Series A Convertible Preferred Stock for $3,000,000. Concurrent with the initial public offering, each share of Series A Convertible Preferred Stock was converted into common stock on a one for one basis.

    Common Stock

    On October 25, 1995, the Board approved and on November 27, 1995, the stockholders approved an increase in authorized common stock from 10,000,000 shares to 40,000,000 shares.

    On February 2, 1996, the Company completed the sale of 2,000,000 shares of common stock in a public offering ("Offering") resulting in gross proceeds to the Company of approximately $15.5 million. Net proceeds to the Company for the Offering, after transaction costs, were approximately $13.9 million. As a result of the Offering, Oncor's ownership of the Company's outstanding common stock was reduced from approximately 40 percent to approximately 29 percent.

    On February 25, 1997, the Company completed the sale of 372,555 shares of common stock resulting in gross proceeds to the Company of approximately $3.0 million. Also, in consideration for licensed technology, the Company issued 401,033 shares of common stock and a warrant for an additional 10% of common stock. See Footnote 9-Subsequent Event.

    Warrants

    Concurrent with the initial public offering, the Company issued warrants to the underwriter to purchase an aggregate of 133,500 shares of common stock at $6.90 per share. The warrants are exercisable from September 27, 1996 to September 26, 1999. See Footnote 9-Subsequent Event for additional warrants.

    Stock Purchase Plan

    On April 19, 1996, the Board approved and on June 12, 1996, the stockholders approved the adoption of the Company's Employee Stock Purchase Plan to provide all eligible employees, who have completed ninety days of service, an opportunity to purchase shares of its common stock through payroll deductions. Each purchase period has a duration of six (6) months. Purchase periods run from the first business day in August to the last business day in January and from the first business day in February to the last business day in July. The purchase price is the lower of 85% of the fair market value of the stock on the first or last day of the purchase period. The aggregate number of shares purchased by an employee may not exceed 750 shares per purchase period (subject to periodic

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5.  STOCKHOLDERS' EQUITY: (Continued)

    adjustments and limitations imposed by the Internal Revenue Code). A total of 200,000 shares are available for purchase under the plan. There were no shares issued under the plan during fiscal 1996. On January 31, 1997, approximately 8,000 shares of common stock were issued under the plan.

    Stock Option Plan

    The Board of Directors of the Company approved a restated stock option plan, under which 1,500,000 shares of the Company's common stock were originally reserved for issuance. On October 25, 1995, the Board approved and on November 27, 1995, the stockholders approved the increase of shares authorized for issuance from 1,500,000 shares to 2,250,000 shares. The Company's options generally vest over three to five years and terminate in ten years after the date of grant. The Company adopted the disclosure requirements of SFAS No. 123, Accounting for Stock-Based Compensation, effective for the Company's December 31, 1996 financial statements. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plan. Accordingly, compensation cost has been recognized for its stock plans based on the intrinsic value of the stock option at date of grant (i.e. the difference between the exercise price and the fair market value of the Company's common stock). Had compensation expense been recorded for the Company's stock-based compensation plan based on the fair market value of the Company's Common Stock at the grant dates for stock option awards under the plan consistent with the method of SFAS No. 123, the Company's net loss and earnings per share would have been increased to the pro forma amounts indicated below.

                                                                       1995                        1996
                                                                   ------------               ------------
         Net loss, as reported                                     $(6,510,547)               $(7,455,973)
         Net loss, pro forma                                       $(6,548,304)               $(7,604,319)
         Earnings per share, as reported                           $     (1.32)               $     (1.10)
         Earnings per share, pro forma                             $     (1.32)               $     (1.12)


    The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1995 and 1996: no dividend yield, expected volatility of 30%, risk-free interest rate of 6.04% and 6.12%, respectively, turnover of 3.6% and 30.7%, respectively, and expected life of five years. Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, per the rules, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


5.  STOCKHOLDERS' EQUITY: (Continued)

    A summary of stock option activity is as follows:

                                                                               Number of               Wtd Average
                                                                                 Shares               Exercise Price
                                                                               ---------              --------------
         Options outstanding at December 31, 1993                                405,000                   $ .50
                 Granted                                                         909,500                   $2.87
                 Exercised                                                          ----                     ---
                 Canceled                                                        (14,500)                  $1.83
                                                                               ---------                   ---------
         Options outstanding at December 31, 1994                              1,300,000                   $2.14
                 Granted                                                         158,500                   $8.11
                 Exercised                                                        (4,800)                  $ .50
                 Canceled                                                        (14,200)                  $5.72
                                                                               ---------                   ---------
         Options outstanding at December 31, 1995                              1,439,500                   $2.77
                 Granted                                                         283,000                   $5.29
                 Exercised                                                       (41,058)                  $ .94
                 Canceled                                                       (139,200)                  $6.75
                                                                               ---------                   ---------
         Options outstanding at December 31, 1996                              1,542,242                   $2.92
                                                                               =========                   =========


    The number of options exercisable as of December 31, 1996, 1995 and 1994 was 1,001,193, 641,306, and 263,493, respectively, with weighted average exercise prices of $2.36, $2.07 and $1.41, respectively.

    The options exercisable at December 31, 1996 have exercise prices between $0.50 and $10.125 with a weighted average exercise price of $2.46 and a weighted average remaining contractual life of 8 years. The remaining outstanding options at December 31, 1996 have exercise prices between $0.50 and $10.125 with a weighted average exercise price of $3.91 and a weighted average remaining contractual life of 8.8 years.

    Included in the grants described above for the year ended December 31, 1996, are options to purchase 18,000 shares granted to non-employees. Pursuant to SFAS No. 123, the Company accounts for these options using a fair value method, with the fair value of these options determined at the date of issuance. For these options, the Company recorded $6,400 in expenses and $21,400 in deferred compensation for the year ending December 31, 1996.

    Compensation expense for employees is recognized for the difference between the exercise price of the options granted and the fair market value of the Company's common stock. Total deferred compensation of $256,500 was recorded in 1994. This amount was adjusted by $4,686 due to the cancellation of options. Compensation expense of $54,037, $61,928 and $81,647 has been recognized for the years ended December 31, 1996, 1995 and 1994, respectively.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6.  COMMITMENTS:

    Lease Commitments and Rental Expense

    The Company leases office space under operating lease agreements which expire at various dates through 1998. The Company expects to renew its leases in 1998. Minimum future annual lease payments under these lease agreements as of December 31, 1996, are as follows:

                      For the Year Ending
                          December 31,                                  Amount
                      -------------------                             ----------
                              1997                                     $ 182,000
                              1998                                       188,000
                                                                       ---------
                                          Total                        $ 370,000
                                                                       =========

    Total rent expense approximated $177,000, $180,000, $102,000, and $463,000 for the years ended December 31, 1996, 1995 and 1994 and the period from inception (July 12, 1993) to December 31, 1996, respectively.

    Licensing and Research Agreements

    In addition to the Oncor License discussed in Note 3 and the Incyte Agreement discussed in Note 9, the Company has entered into several licensing, consulting and clinical study agreements. The terms of significant agreements are as follows:

    MD Anderson Cancer Center--The Company is funding clinical correlation studies at The University of Texas, MD Anderson Cancer Center. The agreement was executed on May 31, 1994 and was extended in September 1995. The Company is obligated to provide funding in the aggregate of approximately $262,000 for such studies. As of December 31, 1996, $262,000 had been expended.

    Hereditary Cancer Institute--In September, 1993, the Company entered into a licensing and marketing agreement with The Hereditary Cancer Institute ("HCI") and the Creighton University School of Medicine, which included access to HCI's familial cancer database, software and physician consulting services. In July 1995, the Company extended for five years the license agreement, expanded the scope of the license agreement to include commercialization rights to HCI's DNA library, and entered into a services agreement for the provision by HCI of genetic history reports. Under the extended license agreement, the Company continues to pay an annual sponsorship fee of $250,000, in quarterly installments which is offset by a
    percentage of the amounts paid under the services agreement.   In addition,
    under the extended license agreement, the Company is required to pay a royalty on net sales of products and services which make use of the HCI database, other than genetic history reports, and on license income derived from sublicenses to third parties of the Company's rights to the HCI database.

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


6.  COMMITMENTS: (Continued)

    Roche Molecular Systems--The Company entered into a license agreement for the use of certain polymerase chain reaction technology in the performance of human in vitro clinical laboratory services with Roche Molecular Systems, Inc. Under the agreement, the Company is obligated to pay royalties for the use of the technology as clinical laboratory services are performed. Royalty payments are payable semi-annually, 60 days after the end of each six month period.

    Dana-Farber Cancer Institute--The Company entered into a license agreement for the use of certain genes and genetic mutations associated with Hereditary Nonpolyposis Colon Cancer with the Dana-Farber Cancer Institute, Inc., the State of Oregon, the University of Vermont, and Yale University in June 1994. Royalty payments on sales of services using technology or patents covered by the agreement are payable quarterly with an alternative minimum payment of $7,500 due on January 1 of each year.

    Sloan-Kettering Institute for Cancer Research--The Company entered into an agreement, effective August 1, 1994, with the Sloan-Kettering Institute for Cancer Research and its affiliate, Memorial Hospital for Cancer and Allied Disease pursuant to which the Company is obligated to fund clinical correlative studies. The amount of funding which the Company is obligated to provide is $183,500 in the aggregate which is payable quarterly. In September 1995, the parties agreed to extend the study at no additional cost to the Company. As of December 31, 1996, $183,500 had been expended.

    The Regents of the University of California--The Company entered into a license agreement, effective August 8, 1996, with the Regents of the University of California for the use of certain genetic markers for breast and ovarian cancer. Under the agreement, the Company is obligated to pay royalties for the use of the technology as clinical laboratory services are performed. Royalty payments are payable quarterly, 60 days after the end of each quarter.

    Minimum payments due under these and other agreements, excluding the Oncor License, as of December 31, 1996, are as follows:

                   For the Year Ending December 31,                   Amount
                   --------------------------------                 ----------
                              1997                                  $  515,934
                              1998                                     266,456
                              1999                                     257,500
                              2000                                     132,500
                              2001                                       7,500
                                                                    ----------
                                                                    $1,179,890
                                                                    ==========

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)



7.  AGREEMENTS:

    In February, 1995, the Company and Preferred Oncology Networks of America, Inc. ("PONA") entered into a service agreement. The agreement provides for the Company to render services to PONA, as requested, at agreed upon prices quoted in the contract. Upon signing of the agreement, PONA made an advance payment of $100,000. In December, 1996, the Company and PONA mutually agreed to resolve the outstanding nonrefundable $100,000 advance payment. As of December 31, 1996, PONA has not and does not intend to use the Company's services. In accordance with the amendment to the agreement, the Company recognized $62,500 of the advance payment as revenue and rebated $37,500 to PONA.

8.  RETIREMENT PLAN:

    The Company sponsors a 401(k) defined contribution plan ("401(k) Plan") in which all regular employees who have attained age 21 may participate. Because the 401(k) Plan does not currently provide for Company contributions, no related expense has been recorded since inception.

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards Nos. 106 and 112, Employers Accounting for Post-Retirement Benefits Other than Pensions and Employers Accounting for Post-Employment Benefits. These standards do not have a significant effect on the Company's reported financial position or future results of operations because the Company does not offer post-retirement and post-employment benefits.

9.  SUBSEQUENT EVENT:

    Pursuant to a License, Services and Marketing Agreement (the "Incyte Agreement"), dated February 25, 1997, the Company and Incyte Pharmaceuticals, Inc., a Delaware corporation ("Incyte"), have formed a broad-based collaboration in clinical genomics designed to create an integrated genomics and sequence-based mutation analysis capability for the two companies. The term of the Incyte Agreement expires on February 25, 2000 (the "Initial Term") unless extended by mutual agreement or earlier terminated in accordance with its terms.

    The Company has agreed to perform certain specified clinical genomic services relating to the creation of a tissue repository and the performance of a gene functional studies program (the "Collaborative Services"). Incyte has agreed to purchase a specified minimum of Collaborative Services during each year of the Initial Term. In addition, under the terms of the Incyte Agreement, the Company has obtained a non-exclusive, royalty-bearing license (without the right to sublicense) to use Incyte's high-throughput sequencing technology for use in the Company's clinical diagnostic services for a period ending five (5) years following termination of the Incyte Agreement, subject to certain limitations. In consideration for the grant of the license, the Company has issued to Incyte (i) 401,033 shares of the Company's Common Stock (the "Definite Technology Shares"), and (ii) a warrant to purchase up to an aggregate of 10% of the Company's Common Stock issued and outstanding on the date of such

                                 ONCORMED, INC.
                         (A Development Stage Company)
                   NOTES TO FINANCIAL STATEMENTS--(Continued)


9.  SUBSEQUENT EVENT: (Continued)

    warrant's exercise (the "Warrant Shares"). The warrant is exercisable until February 25, 2000 at an exercise price per share equal to the greater of 110% of the fair market value per share of Common Stock on the trading day prior to the date of exercise or (i) $8.00 per share (if the warrant is exercised on or prior to February 25, 1998), (ii) $9.00 per share (if the warrant is exercised after February 25, 1998, but on or prior to February 25, 1999), or (iii) $13.50 per share (if the warrant is exercised after February 25, 1999, but on or prior to February 25, 2000). Notwithstanding the foregoing sentence, Incyte has the option to fix the exercise price per share during each of aforementioned periods; provided, however, that in no event shall the exercise price per share during each of the aforementioned periods be less than $8.00, $9.00 or $13.50 per share, respectively.

    Furthermore, pursuant to a Securities Purchase Agreement between the Company and Incyte, Incyte purchased 372,555 shares of Common Stock from the Company for $3,000,000 (the "Cash Purchase Shares") or the equivalent of $8.05 per share. In addition, under the terms of the Securities Purchase Agreement the Company has agreed to issue to Incyte, under certain circumstances, up to an aggregate of 130,726 shares of the Company's Common Stock (the "Additional Shares"). Pursuant to the terms of an Investor's Rights Agreement between the Company and Incyte, Incyte was granted certain registration and other stockholder rights with respect to the Definite Technology Shares, Warrant Shares, the Cash Purchase Shares and the Additional Shares.

    The Company is in the process of valuing the consideration issued in this transaction and allocating that value to the various assets acquired. The Company, based on its preliminary analysis, believes that substantially all of the purchase price in excess of cash received will be allocated to research & development projects in process and expensed in the first quarter of 1997.


10. SUBSEQUENT EVENTS:

    The Company has continued to incur significant operating losses through February 1998 and, at March 23, 1998, the Company had cash, cash equivalents and short-term investments of approximately $2.1 million. Currently, the Company expends from $800,000 to $1,000,000 per month and will need to raise additional funds in the second quarter of 1998 to continue to fund the Company's operations. Management has developed a plan to obtain additional financing to mitigate the Company's liquidity risk. However, there can be no assurance that such financing will be secured on terms acceptable to the Company, or at all.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTS


To OncorMed, Inc.:

We have audited, in accordance with generally accepted auditing standards, the financial statements of OncorMed, Inc. (a Delaware corporation in the development stage), included in this Form S-3 and have issued our report thereon dated February 26, 1997 (except with respect to the matter described in note 101, as to which the date is March 23, 1998). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index to the financial statements is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein, in relation to the basic financial statements taken as a whole.


                                         /s/ ARTHUR ANDERSEN LLP

                                         ARTHUR ANDERSEN LLP


Washington, D.C.
February 26, 1997

                                OncorMed, Inc.
               Schedule II - VALUATION AND QUALIFYING ACCOUNTS

                                       Balance at        Charged                            Balance
                                       beginning         to costs                           at end
Description                            of period       and expenses        Write-off       of period
-----------                         --------------   -----------------    ------------   --------------

December 31, 1993
------------------

Allowance for doubtful accounts         $     ---      $     ---            $     ---       $     ---

December 31, 1994
------------------

Allowance for doubtful accounts               ---            ---                  ---             ---

December 31, 1995
------------------

Allowance for doubtful accounts               ---           7,000                 ---           7,000

December 31, 1996
------------------

Allowance for doubtful accounts             7,000          28,000               3,000           32,000

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, by any Selling Stockholder or by any other person. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the Shares to any person or by anyone in any jurisdiction in which such offer or solicitation may not lawfully be made.

                    ------------------

                    Table of Contents

Available Information................................  2

Incorporation of Certain Information by Reference....  2

The Company..........................................  3

Risk Factors.........................................  3

Use of Proceeds...................................... 13

Dilution............................................. 13

Selling Stockholders................................. 14

Description of Capital Stock......................... 16

Plan of Distribution................................. 18

Legal Matters........................................ 19

Experts.............................................. 19


                                  1,596,189


                                 ONCORMED, INC.


                                  Common Stock

                               ------------------

                                   PROSPECTUS

                               ------------------

                                 MARCH 25, 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth an estimate of the expenses to be incurred by the Company in connection with the issuance and distribution of the securities being registered:




                                                        Amount to
                                                         Be Paid
Registration Fee - SEC ................................ $  3,120
American Stock Exchange Listing Fee ...................   17,500
Legal Fees and Expenses ...............................   90,000
Accounting Fees and Expenses ..........................    5,000
Miscellaneous .........................................  300,000
                                                         -------
Total ................................................. $415,620
                                                        ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 10 of the Registrant's Certificate of Incorporation, as amended, provides that the Registrant shall, to the full extent permitted by law, indemnify all directors, officers, employees or agents of the Registrant.
Section 145 of the General Corporation Law of Delaware permits indemnification of directors, officers, employees, and agents of a corporation under certain conditions and subject to certain limitations. The Section provides generally that such persons may be indemnified unless they engage in a material act or omission in bad faith or that is the result of active and deliberate dishonesty, they actually receive an improper personal benefit in money, property or services, or, in the case of a criminal proceeding, they have reasonable cause to believe that the act or omission is unlawful. Provision is made for reimbursement of reasonable expenses so long as it is finally determined that the standards of conduct have been met. The Selling Stockholders have agreed to indemnify officers, directors and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act under certain circumstances.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits
     The following is a list of Exhibits filed as part of the Registration
Statement:


3.1**   Certificate of Incorporation of the Company.
3.2*    Bylaws of the Company.
3.3     Certificate of Designation, Preferences and Rights of 6% Series A
        Convertible Preferred Stock of Oncormed, Inc.
4.1**   Specimen certificate for shares of the Company's Common Stock.
4.2     See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of Incorporation and Bylaws of the Company defining rights of holders of capital stock of the Company.
4.3**   Form of Underwriter's Warrant Certificate.
4.4     (Reserved)
4.5     Form of Common Stock Purchase Warrant issued by the Company to
        Purchasers of 6% Series A Convertible Preferred Stock.
5.1     Opinion and consent of Brobeck, Phleger and Harrison LLP.
10.1**  Sublease, dated June 1994, between the Company and Oncor, Inc.
10.2**  Lease, dated December 1, 1993, between Scoular Properties, Inc., and the Company, as amended.

10.3**  Asset Purchase Agreement and Plan of Reorganization, dated September
        1, 1993, among the Company, Genetic Systems Management, Inc., Henry T.
        Lynch, Ralph Rosenberg, Steven Evans and Jerome Block.
10.4**  Form of Subscription Agreement, with a schedule of substantially identical documents.
10.5**  Form of Registration Rights Agreement, with a schedule of substantially identical documents.
10.6**  License Agreement, dated September 1, 1993, among Creighton
        University, The Hereditary Cancer Institute and the Company.
10.7**  Services Agreement, dated September 1, 1993, between the Company and
        The Hereditary Cancer Institute.
10.8**  Stock Purchase Agreement, dated September 15, 1993, between the
        Company and Morgan Guarantee Trust Company of New York and Socrates G.
        Pappajohn, as Trustees.
10.9**  Technology License Agreement, dated as of July 12, 1993, between Oncor and the Company.
10.10** Restated Technology License Agreement, dated as of June 6, 1994, between Oncor and the Company.
10.11** Consulting Agreement, dated March 1, 1994, with David Sidransky.
10.12** Restated 1993 Stock Option Plan.
10.13** Note, dated June 6, 1994, issued by the Company to Oncor.
10.14** Clinical Study Agreement, dated May 31, 1994, between the Company and The University of Texas, MD Anderson Cancer Center.
10.15** Research and License Agreement, dated February 1, 1994, between
        Oncor, Inc. and The General Hospital Corporation.
10.16** License Agreement, dated March 9, 1994, between The Johns Hopkins
        University and the Company.
10.17** License Agreement, dated October 27, 1993, between The Johns
        Hopkins University and the Company.
10.18** License Agreement, dated November 1, 1993, among Oncor, Inc.,
        Institut Suisse De Recherches Experimentales Sur Le Cancer and The
        General Hospital Corporation.
10.19** Collaborative Research Agreement, dated October 20, 1992, between
        Oncor, Inc. and The Johns Hopkins University.
10.20** Agreement between Roche Molecular Systems, Inc. and the Company.
10.21** Licensing Agreement and related correspondence between Genetic
        Systems Management and Hoag Cancer Center.
10.22** Licensing Agreement and related correspondence between Genetic
        Systems Management and Harris Methodist Northwest.
10.23** Clinical Study Agreement, dated August 1, 1994, between the Company and Sloan-Kettering Institute of Cancer Research.
10.24** Licensing Agreement, dated June 1, 1994, among the Company, the
        Dana-Farber Cancer Institute, Inc., The State of Oregon, the
        University of Vermont and Yale University.
10.25*  Stock Option Agreement, dated February 6, 1995, between the Company and Leslie Alexandre.
10.26*  Services Agreement, dated February 16, 1995, between the Company and
        Preferred Oncology Networks of America, Inc.
10.27*  Lease, dated December 2, 1994, between Saul Holdings Limited
        Partnership and Oncor.
10.28*  Assignment of Lease, dated March 15, 1995, between Oncor, the
        Company and Saul Holdings Limited Partnership.
10.29*** Sponsored Research and License Agreement among the Company, the
         Hereditary Cancer Institute and Creighton University.
10.30*** Services Agreement among the Company, the Hereditary Cancer
         Institute and Creighton University.

10.31***    Services Agreement between the Company and Oncor.
10.32****   Correspondence, dated September 26, 1995, from the Company to Memorial Sloan-Kettering Cancer Center.
10.33****   Correspondence, dated September 7, 1995, from the Registrant to UT MD Anderson Cancer Center.
10.34*****  Term Sheet, dated February 24, 1997 between the Company and Oncor.
10.35*****  License, Services and Marketing Agreement, dated February 25,
            1997 between the Company and Incyte Pharmaceuticals, Inc.
10.36****** License Agreement, dated July 7, 1997 between the Company,
            Cancer Research Campaign Technology Limited and Duke University.
10.37       Convertible Preferred Stock Purchase Agreement, dated February
            27, 1998, by and between the Company and Southbrook International
            Investments, Ltd., Westover Investments L.P., Montrose Investments,
            Ltd., Brown Simpson Strategic Growth Fund, L.P., Brown Simpson
            Strategic Growth Fund, Ltd., and Incyte Pharmaceuticals, Inc.
10.38       Registration Rights Agreement, dated February 27, 1998 by and between Oncormed, Inc. and Southbrook International Investments, Ltd.,
            Westover Investments L.P., Montrose Investments, Ltd., Brown Simpson
            Strategic Growth Fund, L.P., Brown Simpson Strategic Growth Fund,
            Ltd., and Incyte Pharmaceuticals, Inc.
10.39       Amendment No. 1 to the Convertible Preferred Stock Purchase
            Agreement, dated March 23, 1998, by and between the Company and Southbrook
            International Investments, Ltd., Westover Investments L.P., Montrose
            Investments, Ltd., Brown Simpson Strategic Growth Fund, L.P., Brown Simpson
            Stategic Growth Fund, Ltd., and Incyte Pharmaceuticals, Inc.
23.1        Consent of Arthur Andersen LLP, independent public accountants.
23.2        Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
            5.2).
24.         Powers of Attorney (see signature page).


---------------

     *Incorporated by reference to the Exhibits filed with the Company's Form 10-K for the year ended December 31, 1994.

     **Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-1, File No.33-80758.

     ***Incorporated by reference to the Exhibits filed with the Company's Form 10-Q for the period ended June 30, 1995.

     ****Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-1, File No.33-98826.

     *****Incorporated by reference to the Exhibits filed with the Company's Form 10-Q for the period ended, March 31, 1997.

     ******Incorporated by reference to the Exhibits filed with the Company's form 10-Q for the period ended September 30, 1997.

(b) Financial Statement Schedules

  i) Schedule II - Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Gaithersburg, State of Maryland, on March 23, 1998.

                                 ONCORMED, INC.

                              By:  /s/ Timothy J. Triche
                                   ---------------------------------------------
                                   Timothy J. Triche, Chairman of the Board of
                                   Directors and Chief Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and/or officers of Oncormed, Inc. (the "Company"), hereby severally constitute and appoint Timothy J. Triche, Chairman of the Board of Directors, and L. Robert Johnston, Jr., Senior Vice President and Chief Financial Officer, and each of them individually with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-3 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or causes to be done by virtue of this Power of Attorney.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on March 23, 1998.


         SIGNATURE                                 TITLE
         ---------                                 -----
/s/ Timothy J. Triche
---------------------------
    Timothy J. Triche           Chairman of the Board of Directors and Chief
                                Executive Officer (Principal Executive

/s/ L. Robert Johnston, Jr.
---------------------------
 L. Robert Johnston, Jr.        Senior Vice President and Chief Financial
                                Officer (Principal Financial and Accounting
                                Officer)
/s/ Douglas Dolginow
---------------------------
     Douglas Dolginow           President, Chief Operating Officer and Director

/s/ John W. Colloton
---------------------------
     John W. Colloton           Director

/s/ John Pappajohn
---------------------------
      John Pappajohn            Director

/s/ Wayne C. Patterson
---------------------------
    Wayne C. Patterson          Director

/s/ Stephen Turner
---------------------------
      Stephen Turner            Director

                                 EXHIBIT INDEX



3.1**    Certificate of Incorporation of the Company.
3.2*     Bylaws of the Company.
3.3      Certificate of Designation, Preferences and Rights of 6% Series A Convertible Preferred Stock of Oncormed, Inc.
4.1**    Specimen certificate for shares of the Company's Common Stock.
4.2      See Exhibits 3.1, 3.2 and 3.3 for provisions of the Certificate of
         Incorporation and Bylaws of the Company defining rights of holders of capital stock of the Company.
4.3**    Form of Underwriter's Warrant Certificate.
4.4      (Reserved)
4.5      Form of Common Stock Purchase Warrant issued by the Company to
         Purchasers of 6% Series A Convertible Preferred Stock.
5.1      Opinion and consent of Brobeck, Phleger and Harrison LLP.
10.1**   Sublease, dated June 1994, between the Company and Oncor, Inc.
10.2**   Lease, dated December 1, 1993, between Scoular Properties, Inc., and the Company, as amended.
10.3**   Asset Purchase Agreement and Plan of Reorganization, dated September 1,
         1993, among the Company, Genetic Systems Management, Inc., Henry T.
         Lynch, Ralph Rosenberg, Steven Evans and Jerome Block.
10.4**   Form of Subscription Agreement, with a schedule of substantially identical documents.
10.5**   Form of Registration Rights Agreement, with a schedule of substantially identical documents.
10.6**   License Agreement, dated September 1, 1993, among Creighton University,
         The Hereditary Cancer Institute and the Company.
10.7**   Services Agreement, dated September 1, 1993, between the Company and
         The Hereditary Cancer Institute.
10.8**   Stock Purchase Agreement, dated September 15, 1993, between the Company and Morgan Guarantee Trust Company of New York and Socrates G. Pappajohn,
         as Trustees.
10.9**   Technology License Agreement, dated as of July 12, 1993, between Oncor and the Company.
10.10**  Restated Technology License Agreement, dated as of June 6, 1994, between Oncor and the Company.
10.11**  Consulting Agreement, dated March 1, 1994, with David Sidransky.
10.12**  Restated 1993 Stock Option Plan.
10.13**  Note, dated June 6, 1994, issued by the Company to Oncor.
10.14**  Clinical Study Agreement, dated May 31, 1994, between the Company and
         The University of Texas, MD Anderson Cancer Center.
10.15**  Research and License Agreement, dated February 1, 1994, between Oncor, Inc. and The General Hospital Corporation.
10.16**  License Agreement, dated March 9, 1994, between The Johns Hopkins University and the Company.
10.17**  License Agreement, dated October 27, 1993, between The Johns Hopkins University and the Company.
10.18**  License Agreement, dated November 1, 1993, among Oncor, Inc., Institut
         Suisse De Recherches Experimentales Sur Le Cancer and The General
         Hospital Corporation.
10.19**  Collaborative Research Agreement, dated October 20, 1992, between Oncor, Inc. and The Johns Hopkins University.
10.20**  Agreement between Roche Molecular Systems, Inc. and the Company.
10.21**  Licensing Agreement and related correspondence between Genetic Systems Management and Hoag Cancer Center.
10.22**  Licensing Agreement and related correspondence between Genetic Systems
         Management and Harris Methodist Northwest.
10.23**  Clinical Study Agreement, dated August 1, 1994, between the Company and Sloan-Kettering Institute of Cancer Research.
10.24**  Licensing Agreement, dated June 1, 1994, among the Company, the
         Dana-Farber Cancer Institute, Inc., The State of Oregon, the University
         of Vermont and Yale University.
10.25*   Stock Option Agreement, dated February 6, 1995, between the Company and
         Leslie Alexandre.

10.26*          Services Agreement, dated February 16, 1995, between the Company and
                Preferred Oncology Networks of America, Inc.
10.27*          Lease, dated December 2, 1994, between Saul Holdings
                Limited Partnership and Oncor.
10.28*          Assignment of Lease, dated March 15, 1995, between Oncor, the
                Company and Saul Holdings Limited Partnership.
10.29***        Sponsored Research and License Agreement among the Company, the
                Hereditary Cancer Institute and Creighton University.
10.30***        Services Agreement among the Company, the Hereditary Cancer Institute and Creighton University.
10.31***        Services Agreement between the Company and Oncor.
10.32****       Correspondence, dated September 26, 1995, from the Company to Memorial Sloan-Kettering Cancer Center.
10.33****       Correspondence, dated September 7, 1995, from the Registrant to UT MD Anderson Cancer Center.
10.34*****      Term Sheet, dated February 24, 1997 between the Company and Oncor.
10.35*****      License, Services and Marketing Agreement, dated February 25, 1997 between the Company and Incyte Pharmaceuticals, Inc.
10.36******     License Agreement, dated July 7, 1997 between the Company, Cancer
                Research Campaign Technology Limited and Duke University.
10.37           Convertible Preferred Stock Purchase Agreement, dated February 27,
                1998, by and between the Company and Southbrook International
                Investments, Ltd., Westover Investments L.P., Montrose Investments,
                Ltd., Brown Simpson Strategic Growth Fund, L.P., Brown Simpson
                Strategic Growth Fund, Ltd., and Incyte Pharmaceuticals, Inc.
10.38           Registration Rights Agreement, dated February 27, 1998 by and between
                Oncormed, Inc. and Southbrook International Investments, Ltd.,
                Westover Investments L.P., Montrose Investments, Ltd., Brown
                Simpson Strategic Growth Fund, L.P., Brown Simpson Strategic Growth
                Fund, Ltd., and Incyte Pharmaceuticals, Inc.
10.39           Amendment No. 1 to the Convertible Preferred Stock Purchase
                Agreement, dated March 23, 1998, by and between the Company and Southbrook
                International Investments, Ltd., Westover Investments L.P., Montrose
                Investments, Ltd., Brown Simpson Strategic Growth Fund, L.P., Brown Simpson
                Stategic Growth Fund, Ltd., and Incyte Pharmaceuticals, Inc.
23.1            Consent of Arthur Andersen LLP, independent public accountants.
23.2            Consent of Brobeck, Phleger & Harrison LLP.  (included in
                Exhibit 5.2).
24.             Powers of Attorney (see signature page).

---------------

     *Incorporated by reference to the Exhibits filed with the Company's Form 10-K for the year ended December 31, 1994.

     **Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-1, File No.33-80758.

     ***Incorporated by reference to the Exhibits filed with the Company's Form 10-Q for the period ended June 30, 1995.

     ****Incorporated by reference to the Exhibits filed with the Company's Registration Statement on Form S-1, File No.33-98826.

     *****Incorporated by reference to the Exhibits filed with the Company's Form 10-Q for the period ended, March 31, 1997.

     ******Incorporated by reference to the Exhibits filed with the Company's form 10-Q for the period ended September 30, 1997.